UNITED STATES SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

        Filed by the Registrant [X]        Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ X ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COGNOS INCORPORATED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

COGNOS INCORPORATED

3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, Ontario, Canada, K1G 4K9

NOTICE OF MEETING & PROXY STATEMENT

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the Annual and Special Meeting (“Meeting”) of Shareholders of Cognos Incorporated (“Corporation”) will be held at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, on Wednesday, June 23, 2004 at 3:30 p.m., for the following purposes:

l.	to receive the consolidated financial statements of the Corporation in accordance with both United States and Canadian generally accepted accounting principles for the fiscal year ended February 29, 2004 and the reports of the auditors thereon,

2.	to elect directors for the ensuing year,

3.	to appoint independent auditors,

4.	to consider, and if deemed advisable, approve Resolution A reserving additional common shares for the awarding of option grants pursuant to the 2003-2008 Cognos Incorporated Stock Option Plan (“2003 Option Plan”),

5.	to consider, and if deemed advisable, confirm Resolution B regarding an amendment to the Corporation’s Articles of Incorporation to eliminate the preferred share class, and

6.	to transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on April 26, 2004 are entitled to receive notice of the Meeting and to vote in respect of the Meeting.

If you received your annual meeting materials by mail, this Notice and Proxy Statement is accompanied by the Annual Report of the Corporation, including financial information in accordance with United States (U.S.) generally accepted accounting principles and financial information in accordance with Canadian generally accepted accounting principles for the fiscal year ended February 29, 2004 (“Meeting Materials”).

Shareholders who consented to access the Meeting Materials through the Internet will have received an email, which contains voting instructions and links to the Annual Report and Proxy Statement at www.cognos.com. Shareholders who may be interested in receiving information electronically in the future, may indicate this preference when you vote.

DATED at Ottawa this 17th day of May, 2004.

By Order of the Board of Directors

James M. Tory
Board Chair

Your vote is important. Please complete, sign, date and return your form of proxy in the envelope provided, or submit your vote and proxy by phone or over the Internet in order to ensure that your shares are represented at the Meeting.

i

PROXY STATEMENT

ii

3755 Riverside Drive, Ottawa, Ontario, Canada, K1G 4K9

PROXY STATEMENT

(First mailed to Shareholders on May 27, 2004)

INFORMATION ON VOTING AND PROXIES

Solicitation of Proxies

The information contained in this Proxy Statement is furnished in connection with the solicitation by the management of Cognos Incorporated (“Corporation”) of proxies to be used at the Annual and Special Meeting of Shareholders (“Meeting”) of the Corporation to be held on June 23, 2004, at 3:30 p.m. at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, or at any adjournment of the Meeting. The solicitation of proxies will be made primarily by mail but proxies may also be solicited directly by officers of the Corporation. The costs of solicitation will be borne by the Corporation.

The purposes of the Meeting are set out in the Notice of Meeting accompanying this Proxy Statement.

The information contained in this Proxy Statement is given as at May 17, 2004, except where otherwise noted.

All dollar amounts in this Proxy Statement are in United States dollars unless otherwise stated. Foreign currency amounts have been translated into United States dollars using the appropriate exchange rates for United States currency, as reported by the Bank of Canada.

Appointment of Proxies

The persons named in the form of proxy (“Proxy Form”) are either directors or officers of the Corporation. Every shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the Meeting and may do so either by inserting that person’s name in the blank space provided in the Proxy Form or by completing another proper form of proxy. In either case, to be valid, the completed proxy must be delivered to: (a) the Corporation’s transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 (“Computershare”), or (b) to the Secretary of the Corporation, no later than forty-eight (48) hours preceding the Meeting or any adjournment of the Meeting.

Registered Shareholders

A registered shareholder is a shareholder whose share certificate bears the name of the shareholder. If you are a registered shareholder, there are two (2) methods by which you can vote your shares, namely in person at the Meeting or by proxy. If you wish to vote in person at the Meeting, do not complete or return the Proxy Form included with this document. Your vote will be taken and counted at the Meeting. If you do not wish to attend the Meeting or do not wish to vote in person, you may vote by proxy by properly completing and delivering the Proxy Form by one of the following three (3) methods: (i) mail; (ii) telephone, or (iii) the Internet. In each case, the common shares represented by your proxy will be voted or withheld/abstained from voting, in accordance with your instructions as indicated on your Proxy Form and on any ballot that may be called at the Meeting. Instructions for using each of these methods are contained on the Form of Proxy.

Non-Registered Shareholders

Your shares may not be registered in your name but in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates). If your shares are registered in the name of an intermediary, you are a non-registered shareholder.

The Corporation has distributed copies of the Notice of Meeting and Proxy Statement, the Proxy Form and the Corporation’s 2004 Annual Report to Shareholders (which includes management’s discussion and analysis) (collectively, the “Meeting Materials”) to intermediaries for distribution to non-registered shareholders. Unless you have waived your right to receive the Meeting Materials or have previously indicated your consent to receive the Meeting Materials electronically, intermediaries are required to deliver them to you as a non-registered shareholder of the Corporation and to seek your instructions on how to vote your shares.

Non-registered shareholders who receive Meeting Materials will typically be given the ability to provide voting instructions in one of two ways.

Usually, a non-registered shareholder will be given a voting instruction form which must be completed and signed by the non-registered shareholder in accordance with the instruction on the form (which may, in some cases, permit the completion of the voting instruction form by telephone or electronically).

Occasionally, a non-registered shareholder may be given a proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature), and which is otherwise uncompleted except that it is restricted as to the number of shares beneficially owned by the non-registered shareholder. This form of proxy does not need to be signed by you as the non-registered shareholder. In this case, you can complete the proxy and vote by mail or facsimile only, as described above.

The purpose of these procedures is to allow non-registered shareholders to direct the voting of those shares that they own but which are not registered in their name. Should a non-registered shareholder who receives either a proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), the non-registered shareholder should strike out the names of the persons named in the form of proxy and insert the non-registered holder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding directions on the form. In either case, non-registered shareholders should carefully follow the instructions of their intermediaries.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares, or under applicable stock exchange or other rules, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Shares represented by broker “non-votes” will, however, be counted in determining whether there is a quorum.

Electronic Delivery of Meeting Materials

Shareholders who have enrolled for electronic delivery of documents will receive from Computershare (in the case of registered shareholders) or from an intermediary or their service provider (in the case of non-registered shareholders) an email notification that the Meeting Materials are available electronically at the Corporation’s website. The notification contains a hyperlink to the Corporation’s website where the Meeting Materials can be viewed.

Revocation of Proxies

A registered shareholder who has given a proxy may revoke the proxy by:

(a)	completing and signing a proxy bearing a later date and depositing it with Computershare in the manner described above; or

(b)	depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing: (i) at the registered offices of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used, or (ii) with the chair of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment of the Meeting; or

(c)	in any other manner permitted by law.

A non-registered shareholder may at any time by written notice to the intermediary, revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote originally given to an intermediary except that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote that is not received by the intermediary at least seven (7) days prior to the Meeting.

Voting of Proxies

The persons named in the Proxy Form will vote the shares in respect of which they are appointed proxy in accordance with the direction of the shareholder appointing them. In the absence of any direction, the shares represented by the proxy will be voted as follows:

Matter	Unless Otherwise Instructed, the Proxy will be Voted

1. Election of Directors	FOR

2. Appointment of Auditors	FOR

3. Approval of Common Shares Reserved under 2003 Option Plan	FOR

4. Approval of Amended Articles of Incorporation	FOR

A simple majority of the votes cast (50%, plus one vote), in person or by proxy, is required for each of the matters 1, 2 and 3 set out above. A two-thirds majority is required for matter 4 set out above. Votes withheld and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum.  Abstentions are included in the number of shares present or represented and voting on each separate matter.

The management of the Corporation knows of no amendment to the matters referred to in the Notice of Meeting or of any other business that will be presented to the Meeting. If any amendment or other business is properly brought before the Meeting, the persons named in the Proxy Form are given discretionary authority to vote on any amendment or on any other business in accordance with their judgment.

Voting Shares and Principal Holders Thereof

The authorized capital of the Corporation consists of an unlimited number of common shares (“shares”) and an unlimited number of preferred shares of which 90,318,903 common shares and no preferred shares were issued and outstanding as of the close of business on April 26, 2004 (“Record Date”), the record date established for notice of the Meeting and for voting in respect of the Meeting.

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of, attend and vote at the Meeting. Shareholders are entitled to one vote for each share registered in their respective names.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

Shareholders can choose to access future proxy statements, annual reports and quarterly reports through the Internet instead of receiving paper copies in the mail. If you are a registered shareholder you can choose this option by following the instructions set out in the Proxy Form. If you are a non-registered shareholder, please refer to the information provided by the intermediary on how to choose to view the Corporation’s proxy statements, annual reports and quarterly reports through the Internet.

AVAILABILITY OF DOCUMENTS

The Corporation files an Annual Report on Form 10-K (“Form 10-K”) with the United States Securities and Exchange Commission (“SEC”). A copy of the Form 10-K, including the audited comparative consolidated financial statements of the Corporation for the year ended February 29, 2004 (but excluding certain of the Exhibits to Form 10-K), is included in the 2004 Annual Report, which accompanies this Proxy Statement. A copy of the entire Form 10-K, including all Exhibits can be retrieved electronically from the EDGAR system by accessing the Corporation’s public filings at www.sec.gov.

The Corporation also files the Form 10-K as an Annual Information Form (“AIF”) with the Canadian securities regulators. A copy of the most recent AIF, including the audited comparative consolidated financial statements for the year ended February 29, 2004, together with the accompanying report of the auditor, and any subsequent unaudited interim financial information of the Corporation, and a copy of the Proxy Statement will be provided on request. This information can also be retrieved electronically from the SEDAR system by accessing the Corporation’s public filings at www.sedar.com.

All documents required to be filed in Canada or the United States may also be accessed via the Corporation’s website at www.cognos.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out information known to the Corporation as of the Record Date as to ownership of shares of the Corporation, by: (i) each of the directors and nominees for director; (ii) each of the named executive officers; and (iii) all executive officers and directors as a group. Based upon information obtained from directors, officers, and beneficial owners and from relevant regulatory filings, there are no persons known by the Corporation to be the beneficial owner of more than five percent (5%) of its outstanding shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that are or may become exercisable within sixty (60) days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage(2)

John E. Caldwell (3)	25,800	*
Paul D. Damp (4)	3,000	*
Pierre Y. Ducros (5)	27,000	*
Robert W. Korthals (6)	37,000	*
John Rando (7)	5,000	*
Bill Russell (8)	10,000	*
James M. Tory (9)	57,000	*
Renato Zambonini (10)	504,097	*
Robert G. Ashe (11)	387,667	*
Tony Sirianni (12)	163,750	*
Tom Manley (13)	110,500	*
Jack Thomas (14)	155,784	*

Directors and Executive Officers as a group	1,887,549	2.09%
(15 persons) (2) (15)

* Indicates less than 1%

(1)	The address for each beneficial owner is in care of Cognos Incorporated, 3755 Riverside Drive, Ottawa, Ontario, Canada, K1G 4K9.

(2)

Percentage ownership is calculated using as the denominator the total shares outstanding as of the Record Date plus the number of shares which the person, entity, or group indicated has a right to purchase pursuant to options currently exercisable or exercisable on or before June 25, 2004. Reference to shares that the persons named have the right to acquire through options includes options currently exercisable or exercisable on or before June 25, 2004.

(3)	Includes 25,000 shares which Mr. Caldwell has the right to acquire by exercise of stock options through June 25, 2004.

(4)

Mr. Damp does not have the right to acquire any shares through options. At the time of his appointment to the Board, the 2003 Option Plan did not permit the granting of options to directors. In lieu, Mr. Damp received a grant of 5,000 deferred share units under the deferred share unit plan for directors (see “COMPENSATION OF DIRECTORS”).

(5)	Includes 12,000 shares which Mr. Ducros has the right to acquire by exercise of stock options through June 25, 2004.

(6)	Includes 35,000 shares which Mr. Korthals has the right to acquire by exercise of stock options through June 25, 2004.

(7)

Mr. Rando does not have the right to acquire any shares through options. At the time of his appointment to the Board, the Corporation did not have a stock option plan from which to make such a grant. In lieu, Mr. Rando received a grant of 5,000 deferred share units under the deferred share unit plan for directors (see “COMPENSATION OF DIRECTORS”).

(8)	Includes 10,000 shares which Mr. Russell has the right to acquire by exercise of stock options through June 25, 2004.

(9)	Includes 15,000 shares which Mr. Tory has the right to acquire by exercise of stock options through June 25, 2004.

(10)	Includes 320,000 shares which Mr. Zambonini has the right to acquire by exercise of stock options through June 25, 2004.

(11)	Includes 285,000 shares which Mr. Ashe has the right to acquire by exercise of stock options through June 25, 2004.

(12)	Includes 145,000 shares which Mr. Sirianni has the right to acquire by exercise of stock options through June 25, 2004.

(13)	Includes 102,500 shares which Mr. Manley has the right to acquire by exercise of stock options through June 25, 2004.

(14)	Includes 83,250 shares which Mr. Thomas has the right to acquire by exercise of stock options through June 25, 2004.

(15)

The group is comprised of the individuals named in the Summary Compensation Table, the remaining executive officers of the Corporation, and those persons who were directors of the Corporation on the Record Date. The amount shown includes 1,390,500 shares which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation’s stock option plans through June 25, 2004.

Statements contained in the table as to securities beneficially owned or controlled by directors and officers, in each instance, are based on information obtained from such directors and officers.

The Corporation does not have a significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors.

BUSINESS OF THE ANNUAL AND SPECIAL MEETING

FINANCIAL STATEMENTS

The audited consolidated financial statements of the Corporation for the year ended February 29, 2004 and the auditors’ report thereon will be presented to the Meeting. They are included in the 2004 Annual Report, which accompanies this Proxy Statement. They are prepared and presented in accordance with both U.S. generally accepted accounting principles (“GAAP”) and Canadian GAAP (in each case in United States dollars). In accordance with the provisions of the Canada Business Corporations Act, the financial statements will not be the subject of any vote at the Meeting.

ELECTION OF DIRECTORS

The Articles of the Corporation provide for a Board of Directors (“Board”) of not less than three (3) and not more than twelve (12) directors to be elected annually. Nine (9) directors will be elected at the Meeting. Seven (7) of the director nominees are independent directors, as currently defined in the Nasdaq rules. The remaining two (2) director nominees, Mr. Zambonini and Mr. Ashe, are both currently members of the Corporation’s management. With the exception of Mr. Ashe, the Corporation’s current directors were elected at the last annual meeting of shareholders. Upon their election as directors at the Meeting, Mr. Zambonini will resign as the Corporation’s Chief Executive Officer and Mr. Ashe will be appointed by the Board to that position. Mr. Zambonini will then be appointed non-executive Chairman of the Corporation. Each director elected will hold office until the next annual meeting or until a successor is duly elected or appointed, unless the position is earlier vacated.

The persons named in the Proxy Form will (unless authority to vote is withheld) vote in favor of the election of the nine (9) nominees listed below, or if one of those nominees is unable or unwilling to serve (an event that management has no reason to believe will occur), the persons named in the Proxy Form reserve the right to fix the number of directors sought to be elected at the Meeting at less than nine (9) or to vote for a substitute at their discretion.

The following table sets out, as of the Record Date, the name and age of each person nominated for election as a director; their period of service as a director; the principal occupation, business or employment of the nominee during the last five (5) years; all other positions with the Corporation (or its significant subsidiaries) now held by the nominee, if any; the name of any other publicly-traded corporations of which the nominee is a director; and the number of common shares beneficially owned or over which control or direction is exercised and the number of deferred share units of the Corporation’s shares held by each of them.

Name and Age Principal Occupation	Director Since	Shares Beneficially Owned or Controlled	Deferred Share Units Held

Robert G. Ashe (45)	--	102,667	--
President and Chief Operating Officer of the Corporation
since April 2002, Chief Corporate Officer of the
Corporation from May 2001 to April 2002 and Senior
Vice-President, Worldwide Customer Services of the
Corporation from July 1999 to May 2001. Currently not a
Director of any other company.

John E. Caldwell (54)	2000	800	5,962.84
Chair, President and CEO of SMTC Corporation since
October 2003. Independent Consultant, from November 2002
to September 2003. Consultant to GEAC Computer
Corporation Limited, from December 2001 to October 2002.
President and Chief Executive Officer of GEAC, from
October 2000 to September 2002. Private Investor from
October 1999 to October 2000, and President and Chief
Executive Officer, CAE Inc., from June 1993 to October
1999. Currently a Director of Faro Technologies Inc.,
SMTC Corporation, ATI Technologies Inc., Sleeman
Breweries Ltd. and Stelco Inc.

Paul D. Damp (48)	2003	3,000	7,844.42
Managing Partner, Kestrel Capital Partners, an
investment firm, since January 1995. Non-executive
Vice-Chairman of AIT Advanced Information Technologies,
Inc., from September 1999 to July 2002. Non-executive Chairman,
Architel Systems Corporation, a telecommunications software
provider, from June 1998 to June 2000. Currently a Director and non-executive Chairman of Davis and Henderson Income
Fund and Director of Home Equity Income Trust.

Pierre Y. Ducros (65)	1986	15,000	6,030.35
President, P. Ducros & Associates Inc, a private
investment firm, since June 1996. Currently a Director
of BCE Emergis Inc., Manulife Financial Corporation,
National Bank Financial, eNGENUITY Technologies Inc.,
and Nstein Technologies Inc.

Name and Age Principal Occupation	Director Since	Shares Beneficially Owned or Controlled	Deferred Share Units Held

Robert W. Korthals (70)	1997	2,000	6,605.34
Chairman, Ontario Teachers Pension Plan Board since
January 2000. Currently a Director of Easyhome Ltd.,
Jannock Properties Limited, Great Lakes Carbon Income
Fund, several Mulvihill mutual funds, Rogers
Communications Inc., and Suncor Energy Inc.

John J. Rando (52)	2002	5,000	7,878.02
Chairman, Storability Software Inc. since January 2002,
Chairman Ecora Software Corporation since March 2000,
and Chairman, @Stake, Inc. since November 1999. Partner,
Flagship Venture Partners, NewcoGen Group, from November
1999 to November 2002. Senior Vice President and Group
General Manager, Compaq Services at Compaq Computer
Corporation, from June 1998 to July 1999. Currently a
Director of ePresence Inc.

Bill V. Russell (52)	2001	Nil	5,124.24
Vice President, Global Alliances, Hewlett-Packard
Company, from May 2002 to May 2003. General Manager,
Software Solutions Organization, from September 1999 to
May 2002. Vice President and General Manager, Enterprise
Systems Group, from May 1997 to September 1999.
Currently a Director of Webmethods Inc.

James M. Tory, Q.C. (74)	1982	42,000	14,728.87
Board Chair of the Corporation from September 1995 to
the date of the Meeting. Chair Emeritus and Counsel,
Torys LLP, lawyers, New York and Toronto, since March
1995 and previously a partner in that firm. Chair of
Canadian Real Estate Investment Trust. Currently a
Director of Inmet Mining Corporation.

Renato (Ron) Zambonini (57)	1994	184,097	--
Chief Executive Officer of the Corporation from
September 1995 to the date of the Meeting and
President from January 1993 to April 2002.
Currently a Director of The Reynolds
and Reynolds Company.

INDEPENDENCE AND BOARD COMMITTEES

The following table summarizes the independence of current Board members and director nominees and sets out their Committee memberships as of April 26, 2004. Independence is determined with reference to the rules of the Nasdaq Stock Market and are consistent with the current guidelines of the Toronto Stock Exchange (“TSX”) for “outside” and “unrelated” directors” (see “CORPORATE GOVERNANCE”).

COMMITTEES
DIRECTORS

	Audit	Human Resources & Compensation	Corporate Governance & Nominating

Independent/Unrelated Outside Directors(1)

John E. Caldwell(2)	Chair		X

Paul D. Damp(2)	X		X

Pierre Y. Ducros		X	X

Robert W. Korthals(3)		Chair	X

John R. Rando(3)		X	X

Bill V. Russell	X		X

James M. Tory(3)(4)			Chair

Not Independent/Related Outside Directors

Ron Zambonini (post
election)

Management Inside (Not Independent) Director

Ron Zambonini(5)

Robert G. Ashe(6)

MEETINGS IN 2004	8	5	3

(1)	The Board, at least annually, determines the independence of each of the directors, taking into consideration the above referenced Nasdaq rules, the TSX guidelines and other good corporate governance standards. In May 2004, the Board passed a unanimous resolution resolving the Director independence determinations set out above.

(2)	Qualifies as an “audit committee financial expert” under U.S. regulatory requirements. The Board, at least annually, determines the eligibility of each director to be designated an “audit committee financial expert” under such requirements. In May 2004, the Board passed a resolution determining that both John E. Caldwell and Paul D. Damp qualify as “audit committee financial experts” in accordance with the rules promulgated by the SEC.

(3)	For information on other relationships, see “Certain Other Relationships and Other Transactions”.

(4)	Upon his re-election to the Board, Mr. Tory will be named the Corporation’s Lead Director at the Board meeting immediately following the Meeting.

(5)	Mr. Zambonini is not independent, as he has been the Corporation’s Chief Executive Officer since September 1995. Immediately following his re-election to the Board at this Meeting, his resignation as Chief Executive Officer will take effect and he will be appointed the Corporation’s non-executive Chairman. Despite that change, the Board has determined that he will not be independent.

(6)	Mr. Ashe is standing for election to the Board at this Meeting. He will not be independent, as he has been the Corporation’s President and Chief Operating Officer since April 2002 and will be named the Chief Executive Officer following the Meeting.

THE BOARD, BOARD COMMITTEES, AND MEETINGS

The Board and its committees meet throughout the year on a pre-established schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different committees as described below. The role and responsibilities of the Board and each of the committees is set out in written mandates, which are reviewed annually and updated as necessary. All mandates may be accessed at the Corporation’s website at HTTP://WWW.COGNOS.COM/COMPANY/GOVERNANCE/MANDATES.HTML.

Board Mandate

The Board mandate provides that the role of the Board is to supervise the management of the Corporation by establishing policies and procedures directed at promoting and monitoring good corporate governance and effective corporate management. The mandate establishes specific responsibilities of the Board in establishing effective communications with shareholders, setting and monitoring corporate goals and objectives, setting up effective Board processes, and monitoring and addressing corporate risks. The mandate provides for the annual election of a Board Chair, who is not the Chief Executive Officer of the Corporation, and sets out the roles and responsibilities of the Board Chair and the Chief Executive Officer as well as defining the Board’s relationship with the Chief Financial Officer, Chief Legal Officer and the Secretary.

The mandate was amended in April 2004 to address the contemplated transition of Mr. Zambonini from Chief Executive Officer to Board Chair, and the appointment of Mr. Tory as Lead Director. Specifically, in recognition that for the time being Mr. Zambonini will not be regarded as independent, the amended mandate establishes a Lead Director for the Board and sets out the roles and responsibilities of the Lead Director. The roles and responsibilities of the Board Chair were amended to include the responsibility to cooperate with the Lead Director, if appointed, in fulfilling their respective responsibilities and to clarify that the roles and responsibilities of the Lead Director shall prevail to the extent of any conflict with those of the Chair. The Lead Director has the role of being accountable for maintaining the independent functioning of the Board and has responsibility for, among other things, acting as a liaison between the Board and Chair, being available for direct communication with major shareholders, acting as Chair in the absence of the Chair, approving materials (such as agendas) sent to the Board, convening and acting as chair at meetings of independent Board members without management present, ensuring that the responsibilities of the Board are well understood by the Board and management, working with the Chair to oversee compliance with the governance policies of the Board and ensuring that procedures are in place to regularly assess Board effectiveness.

The mandate was also updated to further implement the Corporation’s commitment to good corporate governance practices by establishing specific responsibilities for individual directors relating to the pursuit of best practices in the performance of their duties, continuing education, changes in employment, serving on other boards and resignation practices upon the attainment of a certain age. For more information on the revised Board Mandate see “Corporate Governance”.

Board Meetings and Composition

The Board has five regularly scheduled meetings each year – following the end of each fiscal quarter and a strategic planning session. Additional meetings may be convened by the Board as required. Board meetings include regularly scheduled sessions for the Board to meet with the Chief Executive Officer and the President as well as for the independent directors to meet without management present. The Board has established a Standing Agenda, which requires it to annually address and discuss all matters within its purview. The Board met seven (7) times during the 2004 fiscal year. Each of the current directors attended eighty-six percent (86%) or more of the total number of meetings of the Board during that period. Mr. Damp’s Board attendance percentage is based on Board meetings convened during his term of service, which commenced as of the annual meeting of shareholders in June 2003.

Committee Composition and Responsibilities

The Board currently has three (3) standing committees as detailed below. The members of the committees are all independent, outside directors. Each of these committees has a written mandate approved by the Board.

Audit Committee

The Audit Committee is directly responsible for the Corporation’s relationship with the external auditor, including recommending the appointment, establishing the compensation and conducting oversight of the external auditor’s work, as well as establishing policies and procedures relating to the provision of audit and non-audit services by the external auditor or any other entity. The Committee is also responsible for the adequacy and effectiveness of the Corporation’s policies and procedures concerning financial reporting, internal accounting, financial controls, management information, and risk management.

The Board first adopted a written mandate for the Audit Committee in 1998 and updated this mandate in 2003 to reflect its then current responsibilities, practices, and legislative requirements. In April 2004, this mandate was amended to require that the external auditor rotate its lead partner for the Corporation’s audit at least once every five (5) years.

Each member of the Committee must be an independent and unrelated director and be able to read and understand financial statements. At least one (1) member of the Committee must have an accounting certification or comparable equivalent. The Board has determined that the current membership of the Committee complies with these requirements and has by resolution declared each of Mr. Caldwell and Mr. Damp as “audit committee financial experts” in accordance with rules promulgated by the SEC. The Committee reviews the quarterly financial statements and the annual financial statements prior to their approval by the full Board and therefore meets not less frequently than each fiscal quarter in conjunction with each quarterly Board meeting. As well, the Committee continues to use a Standing Agenda that enables it to annually address and discuss all matters within the Committee’s purview. The Committee meets with the independent auditors of the Corporation on a regular basis without members of management present and has the power to retain or appoint experts and advisors at the Corporation’s expense. In August 2003, the Committee adopted a Pre-Approval Policy for Audit and Non-Audit Services (see “Auditor Independence”).

Corporate Governance & Nominating Committee

In 1998, the Board established a Corporate Governance Committee, along with a written mandate. Given the small size of the Board and the interest of all members in corporate governance, the Committee’s functions were assumed by the Board as a whole. During fiscal year 2003, in response to the increased focus on corporate governance, the Board determined to reconstitute the Committee as the Corporate Governance & Nominating Committee. A revised mandate was adopted in May 2003. The membership of the Committee comprises the Board Chair and all independent outside directors of the Corporation.

The mandate of the Committee provides that it is responsible for making recommendations to the Board with respect to: (a) all matters relating to the stewardship role of the Board in respect of the management of the Corporation, and (b) procedures necessary to allow the Board to function independently of management. The scope of the Committee’s duties include such matters as establishing the roles and responsibilities of directors, establishing Board Committees and reviewing their mandates, recruiting Board nominees, and assessing the effectiveness of the Board and its Committees. As well, the Committee is responsible for establishing procedures for effective Board meetings, ensuring that Board processes are in place for oversight of strategic direction, and oversight of the Corporation’s investor relations and public relations activities.

In response to increased shareholder interest in the manner in which the Board selects nominees for directors, the Committee will adopt additional measures to provide shareholders with increased visibility into the manner in which it selects nominees for directors. The establishment of a policy or guidelines relating to requisite qualifications for Board membership is expected to be adopted during the current fiscal year.

The Committee typically meets immediately subsequent to every regularly scheduled Board meeting and at such other times as it deems proper. The Committee has established a Standing Agenda in order to review and consider matters within its purview on a regular basis.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee assists the Board in setting objectives for the Chief Executive Officer, assessing his performance and making recommendations to the Board as to his compensation. The Committee is responsible for succession planning for senior management, including the Chief Executive Officer. It also reviews and approves the compensation for other members of senior management based, in part, on the recommendations of the Chief Executive Officer. In addition, the Committee reviews and approves significant human resources policies of the Corporation, including long-term incentive programs, compensation, benefits, and overall compensation policies.

The Board first adopted a written mandate for the Committee in 1998. During fiscal year 2003, an updated mandate was adopted to reflect then current responsibilities and practices. The Committee generally meets prior to each quarterly meeting of the Board and at such other times as may be necessary. It has established a Standing Agenda that will enable it to annually address and discuss all matters within its purview.

APPOINTMENT OF INDEPENDENT AUDITORS

A resolution will be presented at the Meeting to appoint Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending February 28, 2005 and authorize the Audit Committee of the Board to fix their remuneration. Ernst & Young LLP have been auditors of the Corporation since January 1984. In keeping with the Board’s view of the intent of the Sarbanes-Oxley Act of 2002, the audit partner assigned to the audit by the auditors was rotated prior to the commencement of activities relating to the audit for the fiscal year ending February 29, 2004 and the Audit Committee Mandate was revised in April 2004 to establish the Audit Committee’s responsibility to ensure that the external auditor rotates its lead partner for the audit at least once every five (5) years. The appointment of independent auditors is approved annually by the Board on the recommendation of the Audit Committee and, as required by the provisions of the Canada Business Corporations Act, is subsequently submitted to the shareholders for ratification. For a discussion of the matters considered by the Audit Committee in reaching its recommendation, see “AUDITOR INDEPENDENCE – Audit Committee Report”.

Arrangements have been made for one or more representatives of Ernst & Young LLP to attend the Meeting. These representatives will be offered the opportunity to address the Meeting and will be available to respond to questions from shareholders.

VOTING

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Meeting will be required to pass this resolution. The Board recommends a vote FOR this resolution.

EXPENSING OF OPTIONS – 2003 ANNUAL MEETING UPDATE

At the June 2003 Annual and Special Meeting of Shareholders, the Corporation’s shareholders approved a proposal made by the Carpenters’ Local 27 Benefit Trust Funds, requiring the Board to record the expense of all future stock options awarded to senior executives in the Corporation’s annual income statement. During the meeting, the Board undertook to study the issue and respond to shareholders prior to this Meeting. In a letter to the shareholders dated January 9, 2004, the Corporation responded to shareholders, advising that the Board had considered the matter at length and concluded that it agrees unequivocally with the principle that all stock options, including those issued to non-executives, should be recorded as an expense in the Corporation’s annual income statement. The Corporation further advised that it would do so in connection with the development of uniform standards by regulators in the United States and Canada, which in each case were in advanced stages of development. To that end, the Corporation advised that it (a) would begin expensing stock options in its Canadian GAAP financial statements in the fourth quarter of fiscal year 2004, retroactive to the beginning of the fiscal year, consistent with the uniform rules of the Canadian Institute of Chartered Accountants (“CICA”) relating to the expensing of stock options and (b) would expense stock options in its U.S. GAAP financial statements as soon as practicable following the Financial Accounting Standards Board (“FASB”) finalization of appropriate standards.

The Corporation’s Canadian GAAP financial statements for fiscal year 2004 expense stock options consistent with the applicable CICA rules. The Corporation will expense options in its U.S. GAAP financial statements following the adoption of the proposed FASB rules. The Corporation expects this to occur on or before March 1, 2005.

2003-2008 STOCK OPTION PLAN – REQUEST TO RESERVE ADDITIONAL COMMON SHARES

Request to Reserve Additional Common Shares

The Corporation is requesting shareholder approval to reserve an additional 1,800,000 shares for awards pursuant to the 2003 Option Plan which was adopted by shareholders at the fiscal year 2003 Annual and Special Meeting of Shareholders.

The following table summarizes the status, as of Record Date, of the 2003 Option Plan, as well as the 1997-2002 Stock Option Plan (“1997 Option Plan”) and the 1993-1998 Stock Option Plan (“1993 Option Plan”) and the Adaytum 1999 Stock Option Plan (“Adaytum Plan”):

Plan	No. of Shares Outstanding	No. Shares Vested	No. of Shares Remaining Available for Award

2003 Option Plan	1,552,400	Nil	207,600	(1)

1997 Option Plan (3)	9,140,754	5,736,358	Nil

1993 Option Plan (3)	239,246	239,426	Nil

Adaytum Plan (2)(3)	558,355	120,231	Nil

(1)	Substantially all of these shares are designated for award in connection with new senior management hires and promotions subsequent to Record Date.

(2)	These shares represent Adaytum options assumed by the Corporation under the terms of its Merger Agreement with Adaytum.

(3)	These Plans have expired and no further shares are available for future grants.

The 1,760,000 shares originally reserved for award under the 2003 Option Plan were intended to be sufficient for activity up to July 1, 2004. As of the Record Date, 1,552,400 of those shares are outstanding but none are exercisable. The current request is intended to address the Corporation’s option requirements up to the next Annual Meeting of Shareholders. If approved by shareholders, the reservation of an additional 1,800,000 shares would, as of Record Date, bring the number of shares available for award under the 2003 Option Plan to 2,007,600 shares (consisting of the remaining 207,600 and the additional 1,800,000) and the aggregate maximum number of shares reserved under the 2003 Option Plan since its inception to 3,560,000 shares (1,760,000 original shares and 1,800,000 additional shares).

During the fiscal year 2004, approximately 1,959,000 options were exercised. This, combined with a sharp reduction in the number of options awarded compared to previous fiscal years – 1,568,000 in fiscal year 2004 compared to 4,243,000 and 4,835,000 during the fiscal years 2003 and 2002, respectively – decreased the ‘option overhang’ (shares reserved under the Plan plus all shares outstanding under all other option plans) from 16.2% last fiscal year to a current option overhang of 14.7% at Record Date, which includes the current request for additional shares. The 4,243,000 options awarded in fiscal year 2003 comprised 3,404,000 awarded by the Corporation and 839,000 originally awarded by Adaytum but assumed by the Corporation as part of the Adaytum acquisition and converted to options to purchase the Corporation’s shares at an agreed conversion rate.

The Corporation undertook to reduce the number of shares awarded under the 2003 Option Plan annually to two percent (2%) of the outstanding shares (“burn rate”). The current request for 1,800,000 shares would produce a maximum annual burn rate of two percent (2%). The Corporation intends to maintain a burn rate at or less than two percent (2%) indefinitely and continue to reduce the option overhang.

The Corporation has responded to shareholder concerns regarding option awards in a significant manner by:

•	Significantly reducing the number of options awarded and targeting an annual burn rate not exceeding two percent (2%), and

•	Implementing 2003 Option Plan terms that (a) bar non-employee directors and consultants from participating in the 2003 Option Plan, (b) provide that all options expire within five (5) years after grant, (c) prohibit repricing or exchange without shareholder consent, and (d) remove across-the-board option acceleration on change of control.

Furthermore, following the approval of the shareholder proposal regarding option expensing at the 2003 annual shareholders’ meeting, the Corporation has duly expensed options in its Canadian GAAP financial statements for the current fiscal year in accordance with the requirements of Canadian regulators. Also, the Corporation will expense options in its U.S. GAAP financial statements following the adoption of applicable FASB rules.

Summary Description of 2003 Option Plan Provisions

If there is any discrepancy between this summary and the 2003 Option Plan, the terms of the 2003 Option Plan will prevail in all instances. The full text of the 2003 Option Plan is attached to this Proxy Statement in Annex 1.

The 2003 Option Plan expires on July 1, 2008, except as to options outstanding. The Human Resources & Compensation Committee of the Board (the “Committee”) administers the 2003 Option Plan. The Committee determines the participant eligibility, and prescribes the terms and conditions of the options granted under the 2003 Option Plan. All employees of the Corporation and its subsidiaries are eligible to participate in the 2003 Option Plan. Non-employee directors, consultants, and contractors are not eligible to participate in the 2003 Option Plan.

The exercise price for options cannot be less than one hundred percent (100%) of the market price of the common shares on the TSX (or if that price is not available, the price on the Nasdaq Stock Market) on the trading day preceding the date of grant. The only exception is for participants who hold an incentive stock option (“ISO”) and at the time of grant own shares controlling more than ten percent (10%) of the combined voting power of the Corporation or any subsidiary. In that case the exercise price cannot be less than one hundred and ten percent (110%) percent of the market price. Payment of the exercise price must be made in Canadian dollars, payable by cash, cheque or by such other method as may be authorized by the Committee.

The 2003 Option Plan limits the amount of ISOs that may become exercisable under the 2003 Option Plan in any year to US$100,000 for any single participant (based on the fair market value of the stock on the date of grant). The Corporation intends to designate any options granted in excess of that limitation as non-qualified options (“NQOs”).

Stock Appreciation Rights (“SARs”) have been excluded under the 2003 Option Plan.

Option awards under the 2003 Option Plan will expire 5 years from the date of grant or any shorter period as may be determined by the Committee when options are granted. Options may either be fully exercisable on the date of grant or may be exercisable in such installments as the Committee may specify.

If a participant ceases to be employed by the Corporation other than by reason of retirement, death, or for cause (as defined in the 2003 Option Plan), the participant must exercise any exercisable installments of an option within thirty (30) days of ceasing to be an employee. If the employment of a participant is terminated for cause (as defined in the 2003 Option Plan), the right to exercise any option terminates immediately upon discharge.

If a participant dies, the 2003 Option Plan provides that all options issued to the Participant shall become exercisable immediately prior to the death of the participant and may be exercised by the Participant’s estate or representative within a period of two (2) years after death (one year for senior executives). If a Participant retires, the 2003 Option Plan provides for a period of two (2) years after retirement within which the options may be exercised. The 2003 Option Plan defines “retirement” using a three-part test: (i) the participant’s age and aggregate number of years of service with the Corporation totals seventy-five (75) or greater, (ii) the participant ceases to be employed with the Corporation, and (iii) the participant undertakes to cease full-time employment with any party.

The 2003 Option Plan makes provisions for the disposition and adjustment of the number of options granted under the 2003 Option Plan, if there are changes in the Corporation’s corporate or capital structure. Also, if there is an amalgamation, consolidation, or merger of the Corporation with another entity or a sale of all or substantially all of the Corporation’s assets, the 2003 Option Plan provides for the Committee or the board of directors of any entity assuming the obligations of the Corporation to make appropriate provision for outstanding options to be maintained, exercised, or terminated.

The 2003 Option Plan contains no provision to automatically accelerate options if there is a change of control in the Corporation.

Options are not assignable or transferable except by will or the laws of descent and distribution. Shares reserved for options which expire unexercised or are cancelled can be reused for additional option grants prior to expiration of the 2003 Option Plan.

The Board may terminate or amend the 2003 Option Plan at any time, but shareholder approval is required for fundamental amendments or actions specified in the 2003 Option Plan, including: (a) any change to the price of an Option, or (b) the adoption of any option exchange program involving options.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE 2003 OPTION PLAN

With respect to options that are “incentive stock options” (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (for the purposes of this section, “Code”), in general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to the optionee upon the exercise of the ISO, and no corresponding U.S. federal tax deduction is allowed to the Corporation upon either grant or exercise of an ISO. Furthermore, if the optionee does not dispose of the shares acquired upon exercise of the ISO within (i) two (2) years following the date the option was granted or (ii) one (1) year following the date the shares are issued to the optionee pursuant to the ISO exercise (“Holding Periods”), then for U.S. federal income tax purposes:

•	the difference between the amount realized on a subsequent disposition of the shares and the exercise price will generally be treated as long term capital gain or loss to the optionee; and

•	the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is generally included as an item of income for purposes of the alternative minimum tax.

If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then, for U.S. federal income tax purposes:

•	in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and taxed as ordinary income in the year of such disposition; and the Corporation generally should be entitled to a corresponding deduction for federal income tax purposes at such time; and

•	any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain (long term capital gain if the optionee’s holding period for the shares exceeds one year).

With respect to Options granted under the 2003 Option Plan that do not qualify as ISOs (“Non-Qualified Options” or “NQOs”), for U.S. federal income tax purposes:

•	the optionee generally does not realize any taxable income upon the grant of a NQO;

•	the optionee generally will recognize ordinary compensation income at the time of exercise of a NQO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price and the Corporation generally should be entitled to a corresponding tax deduction for federal income tax purposes at that time;

•	when the optionee sells the shares acquired pursuant to the exercise of a NQO, the optionee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the optionee’s basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

Special rules apply if the stock acquired pursuant to the exercise of an ISO or a NQO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or ten percent (10%) stockholders.

VOTING

The request by the Corporation for an additional 1,800,000 shares to be reserved under the Plan requires the approval of a simple majority of shares represented and entitled to vote at the Meeting. The Board recommends a vote FOR Resolution A and approval of the request.

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation’s Articles of Incorporation provide for the issuance of an unlimited number of preferred shares. This provision was adopted in 1984 in keeping with then-current practice as an alternate means of raising share capital. Since that time, the Corporation has issued no preferred shares and has no intention to do so. However, in the current governance climate, concerns have been expressed that this ‘blank cheque’ preferred share provision could be used as a potential takeover defense mechanism. In light of this concern and as the Board is of the view that eliminating the preferred shares will not materially disadvantage the Corporation, the Corporation is requesting shareholder approval to remove this class of shares from its current Articles of Incorporation.

VOTING

The special resolution to amend the Articles of Incorporation, as amended, requires the approval of a two-thirds majority of shares represented and entitled to vote at the Meeting. The Board recommends a vote FOR Resolution B.

OTHER MATTERS

The management of the Corporation knows of no amendment or variation of the matters referred to in the Notice of Annual and Special Meeting of Shareholders and of no other business to be brought before the Meeting. However, if any amendment, variation or other business is properly brought before the Meeting, the Proxy Form confers discretionary authority on the persons appointed proxy to vote on any amendment or variation of the matters referred to in the Notice of Annual and Special Meeting of Shareholders or any other business in accordance with their best judgment.

COMPENSATION

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets out the compensation received for each of the last three fiscal years for Mr. Zambonini, the Chief Executive Officer of the Corporation, and those persons who were, at February 29, 2004, the other four most highly compensated executive officers of the Corporation (“Named Executive Officers”).

Summary Compensation Table
(All dollar amounts are in U.S. dollars)

		Annual Compensation			Long-term Compensation Awards(3)

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Other Annual Compensation	Securities Underlying Options/SARs (#)	All Other Compensation(4)

Renato Zambonini (5)	2004	$437,261	$665,730	--	--	$ 4,494
Chief Executive Officer	2003	$343,632	$537,738	--	120,000	$ 3,802
	2002	$297,038	$150,000	--	150,000	$ 3,756

Robert G. Ashe (5)	2004	$327,946	$570,626	--	60,000	$ 4,532
President and Chief	2003	$248,790	$507,120	--	200,000	$ 2,794
Operating Officer	2002	$239,671	$ 55,923	--	150,000	$ 4,793

Tom Manley (5) (7)	2004	$284,220	$338,644	$67,288	40,000	$ 2,189
Senior Vice President,	2003	$225,197	$277,314	--	75,000	$ 5,555
Finance & Administration and	2002	--	--	--	--	--
Chief Financial Officer

Tony Sirianni	2004	$250,008	$510,600	--	100,000	$ 3,921
Senior Vice President,	2003	$212,500	$385,063	--	90,000	$ 4,040
Worldwide Field Operations	2002	$180,000	$276,814	--	110,000	$ 3,466

Jack Thomas (6)	2004	$334,512	$556,770	$36,327	35,000	$64,231
Senior Vice President,	2003	--	--	--	--	--
Asia Pacific Field Operations	2002	--	--	--	--	--

(1)	Salary is base salary earned for the current year.

(2)	Bonuses for each year include amounts earned for that year, even if paid in the subsequent year, and exclude bonuses paid during that year but earned for a prior year. Mr. Thomas’ bonus and part of Mr. Sirianni’s bonus ($180,000) were based on the attainment of specific sales and operational objectives. Those of Messrs. Zambonini, Ashe, Manley and part of Mr. Sirianni’s bonus ($330,600) were based on the Corporate Performance Formula (see “Human Resources & Compensation Committee Report on Executive Compensation — Cash Compensation”).

(3)	As of the Record Date, the Corporation had not issued to the Named Executive Officers any restricted shares, restricted share units, or stock appreciation rights (“SARs”) as compensation.

(4)	The amounts in this column pertain to the Corporation’s annual contribution to each individual’s savings or retirement plan. The Corporation contributes to a Retirement Savings Plan on behalf of Messrs. Zambonini, Ashe and Manley. Cognos Corporation (U.S.A.) contributes to a 401(k) savings plan for Mr. Sirianni. Cognos Pty Limited, an Australian subsidiary, contributed to a Retirement Savings Plan on behalf of Mr. Thomas.

(5)	These individuals are employed in Canada and paid in Canadian dollars. The amounts shown in the above table are expressed in U.S. dollars using the following weighted annual exchange rate for the Corporation’s fiscal years ending on the last day of February:

2004-	-C$1.00	=	US$0.7351
2003-	-C$1.00	=	US$0.6434
2002-	-C$1.00	=	US$0.6391

(6)	Mr. Thomas was appointed as Senior Vice President during fiscal year 2004 and was not a Named Executive in fiscal year 2003 or fiscal year 2002. Mr. Thomas is employed in Australia and paid in Australian dollars. The amounts shown in the above table are expressed in U.S. dollars using the following weighted annual exchange rate for the Corporation’s fiscal year ending on the last day of February 2004: AUS $1 = US$0.6875. The amount indicated in the column for “Other Annual Compensation” consists primarily of tax equalization allowances granted by the Corporation to compensate Mr. Thomas for tax amounts incurred in Australia in excess of that which would have been payable in the U.S.

(7)	Mr. Manley became employed with the Corporation during fiscal year 2002. He was not a Named Executive Officer in fiscal year 2002. The amount indicated in the Bonus column for fiscal year 2004 and 2003 includes $15,290 and $13,383, respectively, for payment of life insurance premiums. The amount indicated in the column for “Other Annual Compensation” consists primarily of reimbursement of relocation costs incurred by Mr. Manley in connection with his employment with the Corporation.

Option/SAR Grants in Last Fiscal Year
(All dollar amounts are in U.S. dollars)

The following table provides information with respect to stock option grants by the Corporation to the Named Executive Officers for the fiscal year ended February 29, 2004. All grants were made under the Corporation’s 2003 Option Plan. No SARS have been granted by the Corporation.

	Individual Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share(2)	Expiration Date (mm/dd/yy)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)

					5%	10%

Renato Zambonini	--	--	--	--	--	--

Robert G. Ashe	60,000	3.83%	$26.91	07/30/08	$446,044	$ 985,558

Tom Manley	40,000	2.55%	$26.91	07/30/08	$297,363	$ 657,039

Tony Sirianni	100,000	6.38%	$26.91	07/30/08	$743,406	$1,642,597

Jack Thomas (4)	25,000	1.59%	$26.91	07/30/08	$185,852	$ 410,649

	10,000	0.64%	$31.21	10/01/08	$ 86,231	$ 190,532

(1)	Option awards are typically made following the release of the Corporation’s year-end results. During the course of the year, other awards may be granted in special circumstances. In all cases, option awards are approved by the Human Resources & Compensation Committee, the administrator of the Corporation’s Stock Option Plans. Option awards to employees typically vest on each of the successive four anniversaries of the date of grant and expire on the fifth anniversary of the date of grant.

(2)	Exercise Price is equivalent to the closing market value, on the TSX, of securities underlying options on the day preceding the date of grant.

(3)	These amounts represent the gain that may be realized upon exercise of the options immediately prior to the expiration of their term (net of the option exercise price but before taxes associated with the exercise) assuming the specified compound rates of appreciation (5% and 10%) of the Corporation’s shares over the term of the options. These amounts are calculated based on rules promulgated by the United States Securities and Exchange Commission and do not reflect the Corporation’s estimate of future stock price increases. Actual gains, if any, on any stock option exercises and resultant shareholdings are dependent on the timing of each exercise and the future share performance. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4)	In October 2003, Mr. Thomas was awarded an option to acquire 10,000 shares in recognition of his recent promotion to Senior Vice President, Asia Pacific Field Operations.

Aggregated Option Exercises and Fiscal Year-End Option Values
(All dollar amounts are in U.S. dollars)

The following table provides information on stock option exercises in the fiscal year ended February 29, 2004, by the Named Executive Officers and the number and value of such officers’ outstanding options as at February 29, 2004. Dollar values indicated represent the net of market value less exercise price.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year End(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Renato Zambonini	240,000	$4,987,647	385,000	135,000	4,557,208	955,466
Robert G. Ashe	50,000	$1,005,692	242,500	267,500	2,360,024	1,755,656
Tom Manley	35,000	$ 486,141	83,750	196,250	981,910	1,758,723
Tony Sirianni	50,000	$ 811,818	92,500	237,500	364,804	1,220,656
Jack Thomas	40,008	$ 834,493	62,000	87,500	642,008	431,007

(1)	Value of unexercised in-the-money options is calculated based on the fair market value of the underlying shares on the Nasdaq, minus the exercise price, and assumes sale of the underlying shares on February 27, 2004, the last trading day in fiscal year 2004, at a price of $31.24 being the fair market value of the Corporation’s shares on such date. For the purposes of calculating the “Value of Unexercised In-The-Money Options at Fiscal Year End”, the Canadian dollar grant price is converted to United States dollars using the Bank of Canada Noon Rate on February 27, 2004. In prior fiscal years, the conversion of the grant price from Canadian dollars to United States dollars was determined using exchange rates prevailing on the grant date for the option rather than exchange rates prevailing at fiscal year end. The Corporation believes that this revised approach to grant price currency conversion provides a more accurate indication of the “Value of Unexercised In-The-Money Options at Fiscal Year End”.

Defined Benefit and Actuarial Plan Disclosure

Effective March 1, 2003, the Corporation established a Retirement Compensation Arrangement (“RCA”) pursuant to the Income Tax Act of Canada. The RCA is intended to provide retirement benefits for certain senior executives of the Corporation, as designated by the Board from time to time, in recognition of their value to the Corporation and as a method of providing an incentive to maintain long term employment with the Corporation. The RCA will be fully funded by the Corporation through the establishment of a trust fund. For fiscal year 2004, the Board designated Messrs. Ashe and Manley as participants in the RCA and contributed $360,500 to the RCA trust fund to fund its obligations. This amount is comprised of $210,000 and $150,500 in respect of Mr. Ashe and Mr. Manley, respectively. These amounts are not included in the compensation set out in the Summary Compensation Table (see “EXECUTIVE COMPENSATION”).

The RCA’s benefit is one percent (1%) of the senior executive’s best consecutive three (3) years average compensation, which consists of annual base salary and actual annual bonus payments, (“CAE”) multiplied by years of credited service. These benefits vest in increasing percentage increments based on length of service and fully vest on the senior executive’s death, on the senior executive attaining age fifty-five (55) and on a change of control. No benefits vest for either executive prior to age fifty (50). Executives who voluntarily terminate employment or who are terminated without just cause do not receive unvested benefits and executives who are terminated for cause will not receive any benefits under the RCA. The projected benefit of the RCA to Mr. Ashe, assuming retirement at age 55, is an annual payment of approximately seventeen percent (17%) of his CAE and, in the case of retirement at age sixty (60), is thirty percent (30%) of CAE. The projected benefit of the RCA for Mr. Manley, in the case of retirement at age 55, is an annual payment of approximately thirteen percent (13%) of CAE and, in the case of retirement at age sixty (60), is twenty-two percent (22%) of CAE. At the discretion of the Board of Directors the RCA benefit can be paid in a lump sum or as an actuarially equivalent annuity as outlined below. Benefits shown below are not subject to any deductions for government benefits or other offset amounts. There is no future indexing of the amounts shown. The RCA Plan is Exhibit 10.23 to the Corporation’s Form 10-K filed with the Securities Exchange Commission.

The below table shows the aggregate approximate annual retirement benefits for an eligible executive determined using the RCA formula (payable as a life annuity with a 60 percent survivor pension). This table provides estimates for certain compensation and years of credited service categories assuming, retirement at age 60.

PENSION PLAN TABLE

	Years of Service

Total Earnings(1)	15	20	25	30	35

600,000	$ 90,000	$120,000	$150,000	$180,000	$210,000
800,000	$120,000	$160,000	$200,000	$240,000	$280,000
1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
1,200,000	$180,000	$240,000	$300,000	$360,000	$420,000
1,400,000	$210,000	$280,000	$350,000	$420,000	$490,000
1,600,000	$240,000	$320,000	$400,000	$480,000	$560,000
1,800,000	$270,000	$360,000	$450,000	$540,000	$630,000

(1)	Total Earnings under this plan represent the best consecutive three (3) year average earnings.

The following table sets forth the approximate total eligible earnings and years of credited pensionable service at February 29, 2004 for the eligible senior executives.

Name	Total Earnings(1)	Credited Service(2)

Robert G. Ashe	$650,025	2.0

Tom Manley	$562,688	1.5

(1)	Total Earnings are the current best consecutive three (3) year average earnings.

(2)	For Mr. Ashe, for each year of future credited service accrued after February 28, 2003, an additional one year of past credited service will be granted, provided that his total years of credited service will not exceed his total years of employment with the Corporation. For Mr. Manley, for each year of future credited service accrued after February 28, 2003, an additional one-half (1/2) year of past credited service will be granted, provided that his total years of credited service will not exceed his total years of employment with the Corporation plus his years of employment with his previous employer.

LOANS TO DIRECTORS AND OFFICERS

The Corporation provides relocation assistance to employees who are requested to relocate as part of their terms of employment. This assistance is designed to minimize the financial impact of the relocation on the employee. In the past, this assistance has included housing loans, and payments on behalf of employees for direct costs associated with the move. Effective July 30, 2002, and in accordance with the Sarbanes-Oxley Act of 2002 in the United States, the Corporation no longer offers its executive officers housing or other loans as part of their relocation assistance. At July 30, 2002 there were no loans outstanding from the Corporation to any of its directors or executive officers. As of May 17, 2004, no current director or executive officer has any outstanding loan to the Corporation.

Employment Agreements

Mr. Ashe entered into an employment agreement with the Corporation in August 1984. Under the terms of the agreement, Mr. Ashe may terminate the agreement by providing one (1) month’s notice and the Corporation may terminate the agreement by providing one (1) month’s notice and such other additional notice as may be required to meet minimum standards of any applicable legislation.

Mr. Manley entered into an employment agreement with the Corporation in August 2001 upon commencing employment as Senior Vice President, Finance & Administration and Chief Financial Officer. Under the terms of the agreement, Mr. Manley may terminate this agreement on ninety (90) days notice upon the occurrence of a change of control of the Corporation (as defined in the Corporation’s 1997-2002 Stock Option Plan) which occurs on or before the third anniversary date of the employment agreement. In such case, Mr. Manley is entitled to receive payment of eighteen (18) months pay at his then-current target compensation (salary plus bonus).

The employment agreements of Messrs. Sirianni and Thomas both provide for a severance payment of eighteen (18) months at target compensation should their employment be terminated without cause or if either terminates it for good reason. As well, both employment agreements provide that all options issued to them under any option plan of the Corporation will become immediately exercisable if (a) a change of control occurs, and (b) within twelve (12) months of that event, employment is terminated without good cause or by either of them for good reason.

The employment agreement of Mr. Zambonini as Chief Executive Officer of the Corporation provides, among other things, that if his employment is terminated without cause, the Corporation will pay severance in an amount equal to one (1) year’s salary at the time of termination and if he is subsequently employed by another party for any portion of the year following termination, the severance payment will be reduced on a pro-rata basis for that period.

In December 2001, Mr. Terry Hall and the Corporation reached an agreement regarding the relinquishment of his executive positions on or before May 1, 2002. In accordance with the agreement, Mr. Hall relinquished his executive positions and remained an employee of the Corporation through December 10, 2003 to perform activities relating to strategic corporate initiatives. In fiscal year 2004, the Corporation and Mr. Hall agreed to extend the period for the performance of these activities until the end of March 2004. At that time, Mr. Hall ceased to be an employee of the Corporation. No compensation in addition to that agreed in the December 2001 agreement was paid to Mr. Hall in respect of the extension of his employment period. The details pertaining to the payments made to Mr. Hall are set out in the Proxy Statement issued by the Corporation for the 2002 Annual Meeting of Shareholders.

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources & Compensation Committee (“Committee”) is responsible, among other things, for reviewing and approving the compensation for the Chief Executive Officer and other executive officers of the Corporation. The Committee also reviews and approves various other compensation policies and programs of the Corporation, including long-term incentive programs and benefits. The Committee’s mandate reflects these various responsibilities. This mandate is periodically reviewed and revised by the Committee and the Board (See also “THE BOARD, BOARD COMMITTEES, AND MEETINGS”).

General Compensation Philosophy

The Corporation’s approach to executive compensation is to reward performance in achieving financial and non-financial objectives, which are set at the beginning of each fiscal year. The specific financial and non-financial objectives may vary from year-to-year depending on the strategic objectives of the Corporation. The Corporation’s compensation program for executive officers has three components: base salary, performance-based incentive payments, and long-term incentives. In order to further align the Corporation’s executives with the interests of shareholders, senior executives are subject to a policy of stock ownership (as described in “Share Ownership” below).

Cash Compensation

At the beginning of each fiscal year, each senior officer is assigned a target cash compensation amount comprising two components: a fixed base salary and a variable incentive target. The determination of this amount is based on market data analysis, as well as on job responsibilities and performance. In fiscal year 2003, the Committee undertook a benchmarking study of executive compensation practices among its peer group, which consisted both of similarly-sized software companies and larger software companies predominantly located in the United States. In order to align the Corporation with the compensation practices of its peer group, the Corporation adopted the practice of compensating all North American-based senior executives based on U.S. dollars. Actual payments, however, are typically made in local currency.

The Corporation is of the view that total compensation should be linked to corporate performance. Therefore, a significant portion of the total target compensation for each executive is dependant on the performance of the Corporation. For the fiscal year ended February 29, 2004, the actual incentive payments to executives (other than Messrs. Sirianni and Thomas) was a percentage of the bonus target derived from a formula and resulting matrix (the “Corporate Performance Formula”) based on the Corporation’s revenue and profitability. The application of the Corporate Performance Formula resulted in a payout of 174% of senior executives target incentive, excluding Messrs. Sirianni and Thomas.

The bonus entitlement of Mr. Sirianni, as senior sales executive for the Corporation, was based seventy percent (70%) on corporate performance and thirty percent (30%) on the attainment of specific quarterly sales results. Under these criteria, Mr. Sirianni received a payout of 174% for his corporate performance component and 225% for his quarterly sales component. Overall Mr. Sirianni received a payout of 189% of his bonus target. The bonus entitlement of Mr. Thomas, in his role as a senior sales executive of the Corporation, was based on the attainment of specific quarterly and annual sales and performance objectives within his territory. Under these criteria, Mr. Thomas was entitled to 327% of his bonus target.

The range of total cash compensation (base plus bonus) earned by all Named Executive Officers was from 146% to 212% of their respective individual target cash compensation amounts.

Long-Term Incentives

In the past, long-term incentives have been provided through stock option awards. Through the award of stock options, the Corporation seeks to attract, reward, and retain employees by providing them with a means of sharing in the financial success created by their combined efforts. In particular, the award of stock options to executive officers seeks to provide them with an incentive to enhance shareholder value. Options are granted on the basis of an individual’s level of responsibility and potential to contribute to the Corporation’s future success. More recently, grants of restricted share units have been used as an alternative to stock option awards.

Grants of stock options are made under the 2003 Option Plan, which was adopted by shareholders at the June 19, 2003 Annual and Special Meeting of Shareholders. Pursuant to this Plan, options to employees were awarded by the Committee after receiving the recommendations of management and typically vest equally on each of the successive four (4) anniversaries of the date of grant and expire on the fifth (5th) anniversary of the date of grant. All options are priced at the market price of the Corporation’s shares on the TSX on the trading day preceding the date of grant.

The Committee typically awards option grants to key employees of the Corporation and its subsidiaries following the release of the Corporation’s fiscal year end results. Such award was not made following the fiscal 2004 year end due to insufficient options remaining in the 2003 Option Plan. A request to reserve additional shares to the 2003 Option Plan is proposed at this Meeting (see “2003 OPTION PLAN – RESERVATION OF ADDITIONAL COMMON SHARES”). During fiscal year 2004, 1,568,000 options were granted compared to 4,243,000 and 4,835,000 during the fiscal years 2003 and 2002, respectively.

As of the Record Date, options to purchase 11,490,755 shares under all option plans were outstanding at a weighted average exercise price of $25.87.

As an alternative form of long-term incentive, the Corporation adopted the Cognos Incorporated Restricted Share Unit Plan on September 25, 2002 (“RSU Plan”). Employees, officers and directors of the Corporation and its subsidiaries are eligible to participate in the RSU Plan. Under the Plan, the Human Resources & Compensation Committee is authorized to grant awards of restricted share units to participants, up to an aggregate RSU Plan limit of 2,000,000 restricted share units. Subject to the vesting requirements, each restricted share unit will be exchangeable for one common share of the Corporation’s stock. The common shares for which restricted share units may be exchanged will be purchased on the open market by a trustee appointed and funded by the Corporation. As no common shares will be issued by the Corporation, the RSU Plan is non-dilutive to existing shareholders. The RSU Plan is a broad-based plan as defined by United States securities legislation, which requires that the majority of shares subject to awards under the RSU plan be made to persons other than directors and officers of the Corporation. If the shareholders approve the reservation of additional shares under the 2003 Option Plan, the Corporation will provide long-term incentives by way of a mix of option grants and RSU awards.

As of the Record Date, 38,785 restricted share units were outstanding at a weighted average grant price of $28.67.

Share Ownership

Since May 1999, the Corporation has had share ownership guidelines for the Chief Executive Officer, Senior Vice Presidents, and Vice Presidents (“Executives”). The guidelines were introduced to promote better alignment of management and shareholder interests at a time when stock option grants represented the preferred vehicle for long-term incentives. The guidelines required Executives to accumulate and hold shares having a market value at least equal to a multiple of their respective annual target salaries. That multiple increased with the level of responsibility of the Executive. Executives generally had three (3) years from the time they became subject to the guidelines to achieve the designated level of stock ownership. It was the Committee’s view that the guidelines were not consistent with competitive practice in our industry, and that the application of the guidelines was onerous and would result in a hardship to all except the most senior of the Executives. The Committee determined that it was appropriate to review the ownership guidelines, and in February 2003, the guidelines were revised such that they now apply to the Chief Executive Officer and Senior Vice Presidents only. The Chief Executive Officer is required to hold shares having a market value equal to three-times his target salary, and Senior Vice Presidents are required to hold shares having a market value equal to twice their target salary. The period within which to achieve compliance remains unchanged. The period for compliance with the guidelines is three (3) years from appointment to a position, although in the case of Mr. Manley the Corporation extended the period to five (5) years in recognition that the Corporation hired him in fiscal year 2002. All of the foregoing Executives are in substantial compliance with the guidelines or within the time period for achieving compliance. Compliance with the guidelines, while voluntary, is strongly recommended. Failure to comply could result in the reduction in, or suspension from, participation in the Corporation’s incentive programs.

Chief Executive Officer Compensation

The Chief Executive Officer’s (“CEO”) compensation is reviewed and recommended to the Board by the Committee. During the fiscal year ended February 29, 2004, the bonus component of Mr. Zambonini’s compensation was in the form of risk-based compensation tied to the performance of the Corporation based on the Corporate Performance Formula. His base salary was set at $400,000, representing a fourteen percent (14%) increase over his base salary in the previous fiscal year. His bonus target was $350,000, which is the same as in the previous fiscal year. Mr. Zambonini’s received a payout of 174% of his bonus target as a result of corporate performance results. This resulted in an annual bonus amount of $609,000. This bonus payout is within the range of bonus payout made to all Named Executive Officers. Mr. Zambonini declined to receive an award of options during the last fiscal year.

Retirement Compensation Arrangement Plan

Effective March 1, 2003, the Corporation established a Retirement Compensation Arrangement (“RCA”) intended to provide for retirement benefits for certain senior executives of the Corporation, as designated by the Board from time to time, in recognition of their value to the Corporation and as a method of providing an incentive to maintain long term employment with the Corporation. (see “Defined Benefit and Actuarial Plan Disclosure”)

This report has been provided by the Human Resources & Compensation Committee of the Board of Directors.

Robert W. Korthals (Chair) Pierre Y. Ducros John Rando

Performance Graph

(1)	Dollar amounts are in U.S. dollars.

(2)	The stock price performance graph is not necessarily indicative of future performance. Information used on the graph was obtained from The Nasdaq Stock Market, Inc., a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.

The above graph compares the five-year cumulative total return on the Corporation’s shares with the comparable cumulative return of a broad equity index and an industry index. The indexes used are the Center for Research in Securities Prices (“CRSP”) Total Return Index for The Nasdaq Stock Market (U.S. and Foreign Companies), and the Nasdaq Computer & Data Processing Services Stocks Index.

The graph assumes $100 invested on February 28, 1999 in the Corporation’s shares and each of the Nasdaq indexes.

Composition of the Compensation Committee

The members of the Human Resources & Compensation Committee are Messrs. Korthals (Chair), Ducros and Rando. No member of the Committee was an officer or employee of the Corporation or any of its subsidiaries at any time during the past year, or previously. No executive officer of the Corporation serves on the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Board.

Certain Relationships and Other Transactions

In March 1995, Mr. Tory retired as a partner of Torys, LLP, a legal firm located primarily in Toronto, Ontario, Canada and was named Chair Emeritus and Counsel. Torys has provided legal advice to the Corporation in a number of areas and has acted, and continues to act, as one of the principal Canadian legal advisors to the Corporation. Of the total fees paid to law firms in the last fiscal year, those paid to Torys amounted to approximately $161,000, representing less than ten percent (10%) of the Corporation’s total legal fees paid and less than five percent (5%) of Torys’ revenues. As Chair Emeritus, Mr. Tory does not take any direct part in the management of the firm’s affairs or its day to day operations and, in particular, he does not participate in, and is not compensated for or in respect of, any file or matter dealing with services provided by the firm to the Corporation. Mr. Tory’s remaining connection to the firm is his title of Chair Emeritus, his retirement income from the firm and his use of an office. In the view of the Board, his position as Chair Emeritus and Counsel of Torys, LLP does not impair his independent status.

Mr. Korthals is a member of the Audit Committee of Suncor Energy Inc., Easyhome Ltd., Jannock Properties Limited and Mulvihill Pro-Ams Funds and a member of the Human Resources Committee of Rogers Communications Inc.. Mr. Korthals is the Chair of the Ontario Teacher’s Pension Plan (“OTPP”) Board. The OTPP Board does not deal with trading in marketable securities unless it is a single purchase of securities in a public or private company in excess of CDN$50 million. While no such purchase with respect to the shares of the Corporation has arisen to date, Mr. Korthals has agreed to recuse himself from any such discussion and decision. OTPP was also a customer of the Corporation in fiscal year 2004, contributing approximately $24,000 to the Corporation’s revenue. In the view of the Board, neither his position as Chair of the OTPP, the OTPP customer relationship nor his committee memberships impair his independent status. Mr. Korthals is a director of Rogers Communications Inc. (“Rogers”). Rogers is a customer of the Corporation, contributing approximately $797,000 to the Corporations revenue in fiscal 2004. In the view of the Board, the foregoing customer relationship (representing less than 5% of the Corporation’s revenues) does not impair his independent status.

The Corporation may also purchase goods and services in the ordinary course of business from companies for which members of the Corporation’s Board serve as executive officers. In fiscal year 2004, the Corporation did business with @Stake, Inc. and ePresence Inc., of which Mr. Rando is the Chairman and a Director, respectively. The amounts paid to @Stake, Inc. and ePresence Inc. with respect to the purchase of services was US$63,076 and CDN$40,660, respectively. These amounts have been determined by the Board to not be sufficient so as to impair the independence of Mr. Rando.

The Board, at least annually, determines the independence of each of the directors, taking into consideration the Nasdaq rules, TSX guidelines and other good corporate governance standards. In May 2004, the Board passed a unanimous resolution resolving that all of the above directors qualify as independent directors in accordance with the Nasdaq rules and TSX guidelines.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as at February 29, 2004, with respect to shares of the Corporation that may be issued upon the exercise of options, restricted share units, warrants or rights under the Corporation’s previous or existing equity compensation plans as at Record Date. The plans consist of (a) the 1993 Option Plan and the 1997 Option Plan, both of which were submitted for approval to the Corporation’s shareholders and have expired, except for options outstanding and (b) the 2003 Option Plan which was approved by shareholders on June 19, 2003. The plans also include the Adaytum Plan which was assumed by the Corporation pursuant to the terms of the Merger Agreement with Adaytum, Inc. which became effective on January 10, 2003, and the Cognos RSU Plan which was adopted by the Board on September 25, 2002. Neither the assumption of the Adaytum Plan or the adoption of the RSU Plan required shareholder approval. No warrants or rights are outstanding under any of the foregoing plans.

	(a)		(b)		(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options or exchange of RSUs		Weighted-Average Exercise Price of Outstanding Options / Weighted Average Grant Price of RSUs		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders
2003-2008 Stock Option Plan (1)	1,552,400		$28.32		195,300
1997-2002 Stock Option Plan (1)	9,628,660		$24.60		Nil
1993-1998 Stock Option Plan (1)	256,078		$11.83		Nil
Employee Stock Purchase Plan (2)	--		--		1,959,069	(3)

Total Approved Plans	11,437,138		N/A		2,104,369

Equity compensation plans not approved by shareholders
Restricted Share Unit Plan	28,500	(4)	$28.09	(5)	1,971,500
Adaytum Stock Option Plan	560,478	(6)	$27.51		Nil

Total Unapproved Plans	588,978				1,971,500

Total All Plans (Approved and Unapproved)	12,026,116				4,075,869

(1)	The 1997 Option Plan and the 1993 Option Plan have both expired. Although there are options still outstanding, under these plans no shares are available for issuance under either plan for future grants. The 2003 Option Plan was approved by the shareholders at the 2003 Annual Meeting of Shareholders. A request to reserve additional shares to the 2003 Option Plan is proposed at this Meeting.

(2)	Under the terms of the Corporation’s Employee Stock Purchase Plan (“ESPP”), purchases occur on the first trading day following the end of each fiscal quarter (“Purchase Period”) at a price equivalent to 90% of the lesser of the TSX average closing price on (a) the first five (5) trading days of the Purchase Period, or (b) the last five (5) trading days of the Purchase Period.

(3)	The number of securities indicated represents the number of shares of the Corporation, which remain available for future issuance under the ESPP. The ESPP terminates on November 30, 2005.

(4)	The number of securities indicated represents restricted share units granted under the Corporation’s RSU Plan which could be exchanged for shares of the Corporation upon vesting.

(5)	The common shares deliverable upon the exchange of RSUs were purchased on the open market by a trustee appointed by the Corporation. The Corporation has not in the past, and does not intend in future on paying dividends on the RSUs. RSUs generally vest equally on each of the successive four (4) anniversaries of the date of grant. The RSU Plan terminates on September 30, 2005.

(6)	The number of securities indicated represents Adaytum options assumed by the Corporation under the terms of the Merger Agreement. No further grants may be made under the Adaytum Plan. Option holders consisted of Adaytum employees holding out-of-the money and in-the-money but unvested stock options. The number and grant price of the Adaytum options which rolled over into options on shares of the Corporation’s stock were adjusted based on the fair market value of the Adaytum common shares on January 10, 2003 (the “Effective Date” of the merger), and the average closing price of the Corporation’s shares for the five (5) days prior to the Effective Date. Options will expire no later than eight (8) years from the Effective Date. No further grants may be made under the Adaytum plan.

For a description of the features of the Restricted Share Unit Plan and the Adaytum Stock Option Plan, see Note 11 to the Corporation’s Consolidated Financial Statements, in its 2004 Annual Report.

COMPENSATION OF DIRECTORS

In consideration of changing corporate governance imperatives and legislative requirements, the Board changed its compensation beginning with directors elected at the 2003 Annual and Special Meeting of Shareholders. The annual retainer for non-employee directors, other than the Board Chair and the Lead Director, consists of a cash component of $25,000 and an equity-based component of $25,000 to be paid as deferred share units (“DSUs”) described below. The cash component may also be paid as DSUs at the director’s discretion. Options are no longer awarded as part of directors’ compensation. The current option plan specifically excludes non-employee directors as participants.

Further to the proposed appointment of Mr. Zambonini as Board Chair, and the appointment of Mr. Tory as Lead Director, the Board made adjustments to its compensation (with effect following the Meeting) by increasing the Board Chair’s compensation to an additional $100,000 retainer over the basic director’s compensation set out above. In addition, Mr. Zambonini will continue to receive medical benefits, insurance and other perquisites valued at approximately $40,000. The Board believes that this compensation better reflects market practices and the value of Mr. Zambonini’s ongoing contributions to the Corporation. The Lead Director will receive an additional retainer of $25,000. As before, the Chair of the Audit Committee receives an additional retainer of $10,000, and the Chair of the Human Resources & Compensation Committee an additional $5,000. Any other Committee Chairs will receive an additional $2,500, except the Corporate Governance & Nominating Committee, which is chaired by the Board Chair. Directors will also be paid a daily fee of $1,500 for attendance (physically or by electronic means) at each meeting of the Board and Committee meeting of which the director is a member. All amounts are expressed in U.S. dollars.

New non-employee directors will continue to receive a one-time grant of 5,000 DSUs upon their election or appointment. Directors will be required to retain not less than 15,000 shares or DSUs and must elect to receive all of their compensation as DSUs until that level is achieved. Employee directors are not separately compensated for their service as directors and are not eligible to receive DSUs.

A deferred share plan for non-employee directors (“DSP”) was adopted in April 1999. Under the DSP, non-employee directors may receive all or part of their annual retainer fee in cash, options, or deferred share units. A DSU is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the non-employee director. At the end of the director’s tenure as a member of the Board, the director is, at the option of the Corporation, either (a) paid the market value of the shares represented by the DSUs, or (b) receives the whole number equivalent of the number of DSUs in common shares of the Corporation purchased on the open market. DSUs represent the variable (at risk) component of the directors’ compensation. With effect in June 2003, the Board amended the DSP to accommodate changes in Board compensation, permitting the direct grant of DSU’s as compensation and the payment of any daily fees by way of DSU’s. As well, the amendments extended the time period during which retired directors may redeem DSU’s from thirty (30) days after retirement from the Board to December 15th of the calendar year commencing after retirement.

The total cash compensation earned by non-employee directors in fiscal year 2004 for duties performed during the fiscal year was $73,935. Also, Mr. Cameron, a former director, was paid $148,000 upon his retirement from the Board in fiscal year 2004. This amount represents the value of his DSUs accumulated during his service on the Board. The total value of deferred compensation earned by directors in fiscal year 2004 in the form of DSUs was $557,930. No amounts were paid in fiscal year 2004 for duties outside those normally undertaken by directors.

The table at “ELECTION OF DIRECTORS” sets out the number of DSUs held by each nominee for director and the footnotes to that table set out the number of stock options held by each of them. Options are no longer awarded as part of director compensation.

Non-employee directors hold stock options that are currently exercisable or exercisable within 60 days from the Record Date (“Exercisable Optioned Shares”) as indicated in the notes to the table appearing in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”. The following table sets out, for each of the non-employee directors, the grant date and exercise price for those Exercisable Optioned Shares. Unless otherwise noted, all option grants vest immediately on the date of grant, continue as long as the grantee is a director, but expire in any event on the eighth (8th) anniversary of the date of grant.

	April 23,	October 8,	April 14,	June 25,	March 14,	April 11,	June 28,	Dec. 26,
Grant Date /	1997 /	1997 /	1998 /	1999 /	2000 /	2000 /	2001 /	2001 /
Exercise Price(1)	$11.35	$12.14	$14.09	$10.75	$33.80	$35.11	$15.44	$22.53	Total

J. Caldwell					20,000	2,000	3,000		25,000
P. Damp									0
P. Ducros			3,000	4,000		2,000	3,000		12,000
R. Korthals	20,000 (2)	3,000	3,000	4,000		2,000	3,000		35,000
J. Rando									0
B. Russell								10,000	10,000
J. Tory		3,000	3,000	4,000		2,000	3,000		15,000

TOTAL	20,000	6,000	9,000	12,000	20,000	8,000	12,000	10,000	97,000

(1)	Options are granted in Canadian dollars. Exercise price shown in U.S. dollars is quoted using the historical rate of exchange as at the date of grant.

(2)	Options vest in equal installments on each of the four (4) successive anniversaries of the date of grant.

All stock options referred to above were awarded under the Stock Option Plans which were in place prior to the 2003 Option Plan. Non-employee directors are not eligible to receive stock options under the 2003 Option Plan.

Directors’ and Officers’ Indemnification

The Corporation indemnifies each director and officer of the Corporation against liability resulting from any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being, or having been, a director or officer of the Corporation (including an action by or on behalf of the Corporation), as long as that person (a) acted honestly and in good faith with a view to the best interests of the Corporation, and (b) had reasonable grounds for believing that his or her conduct was lawful in any criminal or administrative proceeding that is enforced by a monetary penalty.

During the year ended February 29, 2004, the Corporation carried directors’ and officers’ liability insurance coverage with an aggregate policy limit of $14.9 million with no deductible for directors or officers. The Corporation paid the annual premium for this coverage, amounting to $265,585.25.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

Overview

Since 1995, the Corporation has disclosed its approach to corporate governance and the conformity of its corporate governance practices pursuant to guidelines established by the TSX. The Board continues to monitor these governance practices on a regular basis through its Nominating and Corporate Governance Committee in light of legislative requirements and current best practices. With the passage of the Sarbanes-Oxley Act of 2002, and the issuance by the United States Securities and Exchange Commission and by Nasdaq of rules contemplated in that legislation, the Corporation reviewed its practices and implemented those changes well in advance of legislative and regulatory deadlines. It intends to adopt any changes required in applicable Canadian legislation in the same fashion. The TSX guidelines, together with a brief description of the alignment of the Corporation’s practices with them, are set out in Annex 2 to this Proxy Statement. The Corporation is satisfied that it complies with the TSX guidelines.

A comparison of the Corporation’s governance practices against those of its peers can be found by reference to its ratings performed by the Institutional Shareholders Service (Corporate Governance Quotient) and the Government Metrics International (Accountability Rating), both of which rank the Corporation’s performance against its peers in the top decile of their respective sample sets.

During fiscal year 2004 and the period leading up to the issuance of this Proxy Statement, the Corporation has implemented various measures in furtherance of its continuing commitment to good corporate governance practices and compliance with applicable regulatory requirements. These measures, which are discussed in various other sections of this Proxy Statement, are summarized below:

1.	Director Independence & Financial Experts – The Board will, at least annually, determine the independence of each of the directors, taking into consideration applicable Nasdaq rules, TSX guidelines and other good corporate governance standards and will pass a resolution to evidence its determination. The Board will also, at least annually, determine the eligibility of each of the directors to be designated an “audit committee financial expert” under U.S. regulatory requirements and will pass a resolution to evidence its determination.

2.	Lead Director – In connection with the contemplated transition of Mr. Zambonini to Board Chair and in recognition that he will not be an independent Board Chair, the Board updated its Mandate to establish the position of a Lead Director and to set out that position’s roles and responsibilities. (see “Board Mandate”)

3.	Additional Director Responsibilities – The Board Mandate was also updated to set out additional specific responsibilities for individual directors, summarized as follows:

a.	Best Practices – directors are to strive to perform their duties in keeping with current and emerging corporate governance best practices for directors of publicly traded corporations;

b.	Continuing Education – directors are to seek to participate in at least one (1) director education program every twenty-four (24) months to remain current in, or expand upon, areas relevant to their duties;

c.	Change of Employment – directors must promptly notify the Board of any changes in their employer or employment status so that the impact of such change on the Board, and its ability to fulfill its role, can be evaluated by the Board;

d.	Offer of Resignation (Age) – directors must offer a letter of resignation to the Board upon attaining the age of seventy-five (75) years for consideration and acceptance or rejection by the Board;

e.	Limit on Board Service – directors are to refrain from serving concurrently on more than six (6) boards of directors, without the prior consideration and approval of the Board.

(see “Board Mandate”)

4.	Expensing Options – The Corporation has moved to expense options on its income statement in both its U.S. and Canadian GAAP financial statements. Following last year’s proposal from the Carpenter’s Union, the Corporation undertook to its shareholders to expense options when applicable rules were in place. The Corporation commenced expensing stock options in its Canadian GAAP financial statements for the fiscal year 2004 consistent with applicable Canadian rules. The Corporation will expense options in its U.S. GAAP financial statements following the adoption of the proposed FASB rules.

5.	Auditor Independence (Lead Partner Rotation and Non-Audit Service Pre-Approval) – The Corporation updated the Audit Committee Mandate in April 2004 to require the auditor to rotate its lead partner for the Corporation’s audit at least once every five (5) years (see “Appointment of Independent Auditors”). Also, the Audit Committee adopted, and the Board ratified, a Pre-Approval Policy for Audit and Non-Audit Services, replacing the previous policy first adopted in April 2001. The Policy provides, in particular, that the Auditor will not be awarded any engagements to perform tax planning services and is strictly limited to the provision of information and the performance of tax compliance activities (see “Auditor Independence”).

6.	Preferred Share Provisions – Concerns have been expressed about the ‘blank cheque’ preferred share provisions in the Corporation’s Articles of Incorporation because they can be used as a take-over defence. The Corporation regards these provisions as no longer being useful and therefore the Corporation has requested shareholder approval to amend the Corporation’s Articles of Incorporation so that they are deleted. (see “Amendment of Articles of Incorporation”)

Decisions Requiring Board Approval

In addition to those matters which must by law be approved by the Board, management is also required to seek Board approval for any disposition, commitment, venture, or significant expenditure in either monetary or business terms. The Corporation has established a written Chart of Authorities in this regard. Changes in senior management are reviewed by the Human Resources & Compensation Committee, and then referred to the Board for final disposition.

Expectations of Management

The Board expects management of the Corporation to effectively manage its business in accordance with the strategic and policy directions approved by the Board. Management is expected to fully inform the Board of its performance in relation to those plans and any events that may affect those plans, and propose to the Board remedial or alternate actions.

Code of Business Conduct and Ethics

The Corporation has adopted a written Code of Business Conduct and Ethics (“Code”) which governs the behavior of directors, officers, and employees of the Corporation. The Code also includes provisions required by the rules promulgated under the Sarbanes-Oxley Act of 2002 to be included in a Code of Ethics applicable to the Chief Executive Officer and the Corporation’s senior financial officers. The Board, through its Corporate Governance & Nominating Committee, oversees compliance with the Code. Any amendments or waivers to the code granted to the Corporation’s principal executive officer, principal financial officer, principal accounting officer, controller or person serving similar functions will be reviewed and approved by the Board, and to the extent required under applicable laws or regulations any deviations from or amendments to the Code will be publicly disclosed. The Code may be accessed electronically at www.cognos.com. The Code requires that certain employees of the Corporation complete and sign a Business Practices Certification, declaring that, to the best of their knowledge, all documents and information concerning customer commitments and agreements relating to customer orders that they have been associated with during the fiscal year have been submitted for proper review and approval in accordance with the Corporation’s policies and procedures.

Whistleblower Policy Initiative

Among the principles set out in the Code, is the Corporation’s commitment to conducting its business in accordance with the highest ethical and professional standards. This includes financial reporting that is full, fair, and accurate and which adheres to the words and intent of GAAP in the United States and Canada. The Corporation encourages all employees to raise any questions or concerns that they may have regarding accounting, internal accounting controls or auditing, as well as any other known or suspected violation of the Code. Concerns may be raised orally or in writing, and may be directed to their supervisor, appropriate management representative or Vice President, Corporate Human Resources or Chief Legal Officer. All reports are treated confidentially. Additionally, the Corporation has commenced the implementation of a confidential, anonymous reporting system which is expected to be fully operational prior to the Meeting.

Business Practice Certifications

On a quarterly and annual basis, the Corporation requires certain employees to execute certifications in support of the certification obligations of the CEO and CFO pursuant to the Sarbanes-Oxley Act of 2002. This certification process is part of an extensive due diligence process conducted by the Corporation in support of its reporting obligations under that legislation. Also, on an annual basis, and as part of the Business Practices Certification required by the Code, the Corporation requires employees involved in sales facing activities to certify with respect to their compliance with the Foreign Corrupt Practices Act in the U.S. and Corruption of Foreign Public Officials Act in Canada.

Insider Trading Policy

The Corporation has adopted a written Insider Trading Policy which governs the conduct of directors, officers and employees of the Corporation with respect to the possession and use of material information about Cognos or another organization that has not been disclosed or released to the general public. The policy sets out specific prohibitions relating to activities and practices involving material information and sets out procedures for insiders to: (a) be identified, (b) acknowledge their obligations under the policy, (c) advise the Chief Legal Officer of their intentions to trade in the Corporations’ stock and (d) comply with ‘trading windows’ and ‘quiet periods’. The Corporation’s Chief Legal Officer administers the policy. The Corporation has adopted what it believes to be a conservative trading window for insiders – closing on the second to last day of the second month of any quarter (prior to any internal release of information relating to that month) and opening at the start of the third trading day following the public release of its financial results for that quarter.

Communications Policy

In response to Regulation FD promulgated by the U.S. Securities and Exchange Commission, as well as other related regulatory initiatives, the Corporation has adopted a Disclosure Policy (“Policy”) which reflects its commitment to providing timely and accurate corporate information to investors, including shareholders, and to the general public. The Policy requires prompt general disclosure of any material information and sets out the procedures to be followed in communicating with investors, analysts and the media, including analyst conferences via webcast over the Internet.

Shareholder Feedback

Inquiries from shareholders are responded to by the Vice President, Corporate Relations, the Secretary, or another appropriate officer of the Corporation. The Corporation maintains regular communications with the financial and investment community through industry analyst briefings by the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer on at least a quarterly basis. The quarterly earnings conference calls are webcast over the Internet and are accessible for a limited period of time from the Corporation’s investor relations web page at www.cognos.com. The Corporation is also aware that shareholder access to, and communication with, the Board is an emerging corporate governance issue. In keeping with its continuing commitment to good corporate governance practices and compliance with applicable regulatory requirements, the Corporation is in the process of developing specific procedures directed at facilitating shareholder communication with the Board. In the meantime, any shareholder can communicate with the Board by either (a) mail or delivery marked to the attention of the ‘Office of the Corporate Secretary – Board of Directors’ Communication’ at the address set out on the first page of this Proxy Statement or (b) e-mail addressed to BoardofDirectors@cognos.com.

Director Nomination Transparency

The Corporation is also aware that shareholders have an increasing interest in the manner in which the Board selects nominees for directors. The Corporate Governance and Nominating Committee of the Board assesses the need for additional directors on a regular basis and has retained advisors to assist it in that regard. Currently, candidates are selected based a range of criteria including: independence, reputation, relevant experience, cultural and gender diversity and sound business judgment. The Board has and will continue to seek qualified candidates of diverse background and experience. During the upcoming year, the Corporation will further increase the transparency of its director selection process and the criteria used in director selection and is in the process of considering specific procedures regarding shareholder nominations to the Board.

AUDITOR INDEPENDENCE

Audit Committee

The Audit Committee is directly responsible for the appointment (subject to shareholder ratification), compensation, and oversight of the independent auditors, who report directly to the Audit Committee (see “THE BOARD, BOARD COMMITTEES, AND MEETINGS — Audit Committee”). Ernst & Young LLP are the independent auditors of the Corporation for the recently completed fiscal year.

Fees Paid To The Independent Auditors

In April 2001, the Audit Committee instituted a general policy that among other things would preclude the auditor providing services that would result in the auditor auditing its own work. As well, the Committee instituted a review process relating to services engagements undertaken by the auditor and any other accounting firm. During the third quarter of fiscal year 2002, the Audit Committee established policies and procedures, based on the Corporation’s then current interpretation of the rules and requirements under the Sarbanes-Oxley Act of 2002 (“Act”), to ensure all services to be provided by the auditor are approved in advance by the Committee or are approved by the Chair of the Committee and reported to the Committee as a whole at the following meeting of the Committee. The Committee continued to monitor developments and refined these policies and procedures based on the final rules issued by the United States Securities and Exchange Commission. As well, effective April 2002, the Committee determined that the auditor would no longer be engaged to provide any strategic tax planning services and current tax planning engagements were to be completed during that fiscal year.

In fiscal year 2004, as required by the Act, the Audit Committee adopted, and the Board ratified, an extensive Pre-Approval Policy for Audit and Non-Audit Services. Consistent with the Act and the other applicable rules and requirements noted above, the policy establishes policies and procedures under which services to be performed by the Auditor must be approved.

In determining whether the provision of any services by the Auditor impairs its independence, the policy provides that the Audit Committee will be guided by the following principles:

(a)	The Auditor cannot perform services that are prohibited by law or regulation.

(b)	The Auditor cannot audit its own work.

(c)	The Auditor cannot function as part of management or as an employee of the Corporation.

(d)	The Auditor cannot act as an advocate of the Corporation in any legal, administrative, or regulatory proceedings or investigations.

A list of the non-audit services prohibited by the Act and SEC rules is attached to the policy and the policy provides specific guidance with respect to the approval of Audit Services, Audit-related Services, Tax Services and Other Services. In the event that the Audit Committee has any doubt regarding the effect of services on the independence of the Auditor, the policy requires it to deem any such services to be an impairment of Auditor independence.

The following summarizes the fees paid to Ernst & Young LLP for the fiscal years ended February 28, 2003 and February 29, 2004:

	2003	2004

Audit	$618,500	$906,348

Audit-Related	$334,600	$124,904

Tax Fees	$546,400	$754,831

Other	$0	$0

Total Fees	$1,499,500	$1,786,083

Audit Fees for fiscal year 2004 are those services that are required to complete an attest audit in accordance with prevailing standards, and includes (i) the audit of the annual consolidated financial statements of the Corporation for the fiscal year ended February 29, 2004; (ii) reviews of the unaudited interim financial statements included in the Corporation’s Form 10-Q filings for the fiscal year ended February 29, 2004; (iii) audits of individual statutory financial statements; (iv) attest services and the provision of comfort letters; and (v) the provision of consent letters.

Audit Related Fees are primarily (i) due diligence services; (ii) accounting consultations; and (iii) attest services not required by regulators.

Tax Fees are for all services performed by the auditor’s tax personnel excluding audit and audit related fees and include the areas of (i) tax compliance; and (ii) tax advice, including advice related to mergers and acquisitions, technical interpretations, and tax return preparation or review services for senior executives and expatriate employees. Tax fees increased during the year primarily due to the acquisition of Adaytum and matters relating to that transaction. As well, tax fees also reflect the completion of activities commenced in prior years and which were impractical to terminate before completion. The Corporation did not engage the auditor to perform any strategic tax planning services during the fiscal year. All tax fees were in relation to matters relating either to tax compliance or tax advice and did not contravene the Committee’s Pre-Approval Policy for Audit and Non-Audit Services.

During fiscal year 2004, Ernst & Young LLP did not perform any professional services that are prohibited pursuant to the Act and its rules.

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of unrelated, independent directors as currently defined in the TSX Corporate Governance Guidelines and the Nasdaq listing standards. The Audit Committee operates under a written mandate, which was reviewed and updated during fiscal year 2004 to reflect additional good corporate governance practices (see “THE BOARD, BOARD COMMITTEES, AND MEETINGS”). The Audit Committee has established a Standing Agenda that enables it to annually address and discuss all matters within the Committee’s purview.

The Audit Committee meets on a regular basis with the Corporation’s auditors without any members of management present, and receives regular updates from the Corporation’s management.

The Audit Committee has reviewed and discussed with management the Corporation’s audited consolidated financial statements as of and for the year ended February 29, 2004.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young LLP their independence and considered the compatibility of non-audit services with the auditors’ independence. In a further effort to implement its commitment to good corporate governance practices particularly with respect to auditor independence, a new lead audit partner was made responsible for the Corporation’s audit, the Audit Committee mandate was updated to require a rotation of the lead audit partner at least once every five (5) years and an updated Pre-Approval Policy for Audit and Non-Audit Services was adopted by the Audit Committee and ratified by the Board (see “AUDITOR INDEPENDENCE”) .

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004 and that Ernst & Young LLP be appointed independent auditors of the Corporation for 2005. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

John E. Caldwell (Chair) Paul Damp Bill Russell

ADDITIONAL INFORMATION

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting shareholders by mail through its regular employees, the Corporation may request banks and brokers to solicit their customers who have shares of the Corporation registered in the names of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some shareholders in person or by mail, telephone or fax following original solicitation. In addition, the Corporation has retained Innisfree M &A Incorporated to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses.

SHAREHOLDER PROPOSALS FOR THE CORPORATION’S 2005 ANNUAL MEETING

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must be received at the Corporation’s principal executive offices no later than the close of business on January 27, 2005 under applicable United States securities laws, and on February 16, 2005 under applicable Canadian corporate law. The Corporation may omit from next year’s proxy statement any proposal not received by the stipulated date.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, United States Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Corporation receives notice of the proposal before the close of business on April 12, 2005 and advises stockholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 12, 2005.

Notices of intention to present proposals at the fiscal 2005 Annual Meeting should be addressed to The Secretary, Cognos Incorporated, 3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, Ontario, Canada K1G 4K9. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Human Resources & Compensation Committee Report on Executive Compensation”, “Audit Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Proxy Statement have been approved by the Board of Directors of the Corporation.

DATED at Ottawa this 17th day of May, 2004.

James M. Tory Board Chair

RESOLUTION A

APPROVAL OF ADDITIONAL COMMON SHARES RESERVED UNDER
2003-2008 STOCK OPTION PLAN

The shareholders of the Corporation will be asked to approve the following resolution:

RESOLVED THAT:

An additional 1,800,000 common shares of the Corporation be reserved for awards pursuant to the 2003-2008 Cognos Stock Option Plan.

RESOLUTION B

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

The shareholders of the Corporation will be asked to approve the following resolution:

RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	The Articles of Incorporation of the Corporation be amended to eliminate the preferred class of shares by deleting Paragraph 2(2) thereof.

ANNEX 1

COGNOS INCORPORATED
2003-2008 STOCK OPTION PLAN

1.    PURPOSE

        This 2003-2008 Stock Option Plan (the “Plan”) is intended to provide incentives to employees of Cognos Incorporated and any present or future subsidiary of the Corporation wherever located (the “Corporation”), by providing them with opportunities to purchase stock in the Corporation pursuant to stock options (“Options”). Options may qualify as “incentive stock options”, or ISOs, under Section 422(b) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Options that are not ISOs are “non-qualified stock options” or NQOs.

2.     ADMINISTRATION OF THE PLAN

A.     The Plan shall be administered by the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”).

B.     Subject to the terms of the Plan, the Committee shall have the authority to (a) determine the employees of the Corporation and any Subsidiary (from among the class of employees eligible under paragraph 3) to whom Options may be granted; (b) determine the time or times at which Options may be granted; (c) determine (subject to paragraph 6) the option price of shares subject to each Option; (d) determine the limitations, restrictions, and conditions of any grant of Options, including whether any Option granted is an ISO or a NQO; (e) determine (subject to paragraph 8) the time or times when each Option shall become exercisable and the duration of the exercise period; and (f) interpret the Plan and prescribe and rescind rules and regulations relating to it. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it is final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may consider appropriate. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

C.     The date of grant of an Option under the Plan will be the date specified by the Committee at the time it awards the Option.

D.     The Board in its discretion may take such action as may be necessary to ensure that Options granted under the Plan qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder (“Performance-Based Compensation”). Options may be subject to such other terms and conditions as are necessary to constitute compensation arising from their exercise or disposition (or the disposition of any shares acquired thereunder) as Performance-Based Compensation.

3.     PARTICIPATION

A.     Options may be granted to any employee of the Corporation or any Subsidiary (each recipient of an award a “Participant”). Non-employee directors of the Corporation shall not be eligible to receive Options pursuant to the Plan.

B.     Participation in the Plan is voluntary and is not a condition of employment. No employee of the Corporation shall have any claim or right to be granted Options pursuant to the Plan.

C.     Neither the Corporation nor any Subsidiary assumes any liability for the income or other tax consequences arising from participation in the Plan. Participants should consult their own tax advisors in that respect.

4.     STOCK

A.     All stock issued under the Plan shall be authorized but unissued common shares of capital stock of the Corporation without par value (the “Common Shares”).

B.     The aggregate number of Common Shares which may be issued under the Plan is 1,760,000, subject to adjustment as provided in paragraph 14. The foregoing number of shares is anticipated to be sufficient for the Corporation’s requirements for the period ending July 1, 2004. It is intended that additional shares will be issued under the Plan but only after the issuance of such shares is approved at a duly convened meeting of shareholders.

C.     If any Option expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased Common Shares subject to that Option shall again be available for grants of Options.

D.     The following restrictions will apply to all grants of Options under the Plan:

(a)     the number of Shares reserved for issuance under Options granted to Insiders (having the meaning given to the term “insiders” in the rules of the Toronto Stock Exchange Company Manual relating to changes in capital structure of listed companies in connection with employee stock option and stock purchase plans, options for services, and related matters, as amended (the “TSX Rules”) or under any other option to purchase shares from treasury granted to Insiders under any other Share Compensation Arrangement (having the meaning given to the term “share compensation arrangement” in the TSX Rules), may not exceed 10% of the number of Common Shares outstanding on a non-diluted basis at such time (“outstanding issue”);

(b)     Insiders may not, within a 12 month period, be issued a number of Common Shares under the Plan and/or under any other Share Compensation Arrangement of the Corporation exceeding 10% of the outstanding issue;

(c)     any one Insider and that Insider’s Associates (as that term is defined in the Securities Act (Ontario)) may not, within a 12 month period, be issued a number of Common Shares under the Plan and/or under any other Share Compensation Arrangement of the Corporation exceeding 5% of the outstanding issue; and

(d)     the number of Common Shares reserved for issuance to any one Participant under Options granted under the Plan or under any other option to purchase shares from treasury granted under any Share Compensation Arrangement of the Corporation must not exceed 5% of the outstanding issue, or 4,400,000 shares.

E.     The foregoing limits under this paragraph 4 will be adjusted to reflect any adjustments in the capital of the Corporation as contemplated in paragraph 14.

5.     TERM & EFFECTIVE DATE

A.     This Plan was adopted by the Board on May 1, 2003. No Option may be awarded prior to shareholder approval of this Plan.

B.     If the approval of shareholders is not obtained prior to July 1, 2003, this Plan will expire on that date. Otherwise, this Plan shall expire on July 1, 2008 (except as to Options outstanding on that date).

6.     MINIMUM OPTION PRICE

A.     The price per Common Share specified in the agreement relating to each Option granted under the Plan shall not be lower than 100% of the fair market value of Common Shares on the date of grant, subject to adjustment in accordance with the provisions of paragraph 15 and paragraph 19.

B.     In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Subsidiary, the price per Common Share specified in the agreement relating to each ISO shall not be less than one hundred and ten percent (110%) of the fair market value of Common Shares on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

C.     Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Corporation and any Subsidiary, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of US$100,000. The Corporation intends to designate any Options granted in excess of such limitation as NQOs. (To make this calculation the conversion rate used shall be the noon purchase rate for U.S. dollars on the date of grant as published by the Bank of Canada). The foregoing shall be applied by taking Options into account in the order in which they were granted. If the Committee determines to issue an NQO, it shall take whatever actions it deems necessary, under Section 422 of the Code, to ensure that such Option is not treated as an ISO.

D.     For the purposes of the Plan, “fair market value” on any particular day shall be determined at the close of business on the last trading day preceding the date an Option is granted and shall mean, (a) the closing price of the Common Shares on the Toronto Stock Exchange, or if none is available then (b) the average of the closing bid and asked prices on the NASDAQ Stock Market. If the Common Shares are not publicly traded at the time an Option is granted, “fair market value” shall be deemed to be the fair value of the Common Shares as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Shares in private transactions negotiated at arm’s length.

7.     OPTION DURATION

Each Option shall expire on the date specified by the Committee, but not more than five (5) years from the date of grant. The term of each Option shall be set out in the instrument granting the Option (“Option Agreement”).

8.    WHEN OPTION BECOMES EXERCISABLE

Each Option shall be exercisable as follows:

A.     The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify. Any reference to an Option in this Plan includes any installment of that Option.

B.     Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option.

C.     Subject to such trading restrictions as may be imposed by the Corporation from time to time, each Option may be exercised at any time or from time to time for up to the total number of Common Shares with respect to which it is then exercisable.

D.     In addition to specific instances provided in the Plan, the Committee shall have the right to accelerate the date of exercise of any Option or installment thereof. The date of exercise of any ISO (which has not previously been converted to an NQO pursuant to paragraph 19) may be accelerated only if that acceleration does not violate the annual vesting limitation set out in paragraph 6(C).

9.     TERMINATION OF EMPLOYMENT

A.     If a Participant ceases to be employed by the Corporation or any Subsidiary, other than by reason of “retirement” as defined in paragraph 10, death or for “cause” as defined in this paragraph 9, then, effective on the date that termination becomes effective (“Without Cause Termination Date”), no further installments of an Option will become exercisable, and the Participant may exercise the Option to the extent the Participant could have exercised, except to the extent the Committee accelerates the right of the Participant to exercise an Option (in its sole and absolute discretion) on the Without Cause Termination Date, at any time on or before the earlier of: thirty (30) days from the Without Cause Termination Date or on the specified expiration date of the Option.

B.     Employment shall be considered as continuing uninterrupted during (a) any bona fide leave of absence (such as governmental service) or period of long term disability, on the condition that the period of such leave of absence does not exceed ninety (90) days, or (b) any period of long-term disability or, (c) any period during which a Participant’s right to re-employment is guaranteed by statute or contract. A bona fide leave of absence in excess of ninety (90) days, taken with the written approval of the Committee shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Corporation or any Subsidiary to continue the employment of the Participant after the approved period of absence.

C.     Nothing in the Plan shall give any Participant the right to be retained in employment by the Corporation for any period of time, nor shall it interfere with the right of the Corporation to terminate the employment of any Participant, with or without cause. Options granted under the Plan shall not be affected by any change of employment within or among the Corporation, so long as the Participant continues to be an employee of the Corporation.

D.     If the employment of a Participant is terminated for “cause”, any Option or installment thereof shall terminate the last day of employment with the Corporation and shall thereafter not be exercisable, except to the extent the Committee accelerates the right of the Participant to exercise an Option (in its sole and absolute discretion). “Cause” shall mean conduct recognized by the laws applicable to the Participant as constituting just or proper cause for dismissal without compensation. In granting any Option (including any NQO), the Committee may specify that the Option shall be subject to the restrictions set forth herein, or to such other termination or cancellation provisions as it may determine.

10.     RETIREMENT

If a Participant whose age and aggregate number of years of service with the Corporation totals 75 or greater, ceases to be employed by the Corporation without cause and with the intent of ceasing full-time employment with any party (the combination of the foregoing factors and such additional factors as the Committee in its sole discretion may from time to time determine constituting “Retirement” for purposes of this Plan), except to the extent the Committee accelerates the right of the Participant to exercise an Option (in its sole and absolute discretion), no further installments of an Option will become exercisable, and the Participant may exercise the Option to the extent the Participant could have exercised it on the date employment ceases, at any time on or before the earlier of: (i) the second (2nd) anniversary of that date, and (ii) the date that the Option expires pursuant to Paragraph 7. If the Participant dies or is incapacitated during that period, then the personal representatives of the Participant may exercise the foregoing rights.

11.    DEATH

If a Participant ceases to be employed by the Corporation or any Subsidiary by reason of death, (i) all Options granted to the Participant shall become exercisable immediately prior to the death of the Participant, and (ii) the estate, personal representative or beneficiary of the Participant who has acquired the Options by will or by the laws of the descent and distribution, may exercise the Options to the extent the Participant could have exercised them, at any time on or before the earlier of: (a) the first (1st) anniversary of the date of the Participant’s death if the Participant is an executive officer, (b) the second (2nd) anniversary of the date of the Participant’s death for all other Participants or (c) the specified expiration date of the Option.

12.    ASSIGNABILITY

No Option shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution, and Options shall be exercisable during the lifetime of the Participant only by the Participant.

13.     TERMS AND CONDITIONS OF OPTIONS

A.     Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 12 and may contain such other provisions, as the Committee deems advisable, which are not inconsistent with the Plan, including restrictions applicable to Common Shares issuable upon exercise of Options.

B.     The Committee may from time to time confer authority and responsibility on one or more of its members or one or more officers of the Corporation to execute and deliver such instruments. The proper officers of the Corporation are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

14.     ADJUSTMENTS

Upon the happening of any of the following described events, a Participant’s rights with respect to Options granted hereunder shall be adjusted as follows:

A.     If there is any subdivision or subdivisions of the Common Shares into a greater number of shares at any time, or in the case of the issue of shares of the Corporation to the holders of its outstanding Common Shares by way of stock dividend or stock dividends (other than an issue of shares to shareholders pursuant to their exercise of a right to receive dividends in the form of shares of the Corporation in lieu of cash dividends declared payable in the ordinary course by the Corporation on its Common Shares), the number of Common Shares deliverable upon the exercise of Options shall be increased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision or stock dividend.

B.     If there is any consolidation or consolidations of the Common Shares into a lesser number of shares at any time, the number of Common Shares deliverable upon the exercise of Options shall be decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such consolidation.

C.     If there is any reclassification of the Common Shares, at any time a Participant shall accept, at the time of purchase of shares pursuant to the exercise of an Option, in lieu of the number of Common Shares in respect of which the Option to purchase is being exercised, the number of shares of the Corporation of the appropriate class or classes as the Participant would have been entitled as a result of such reclassification or reclassifications had the Option been exercised before such reclassification or reclassifications.

D.     If the Corporation is to be amalgamated or consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Corporation’s assets or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Corporation under the Plan (the “Successor Board”), shall, as to outstanding Options, either (a) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding Common Shares in connection with the Acquisition; or (b) upon written notice to participants, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (c) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

E.     Despite the foregoing, any adjustments made pursuant to subparagraphs A, B, C or D with respect to ISO’s shall be made only after the Committee, after consulting with counsel for the Corporation, determines whether such adjustments would constitute a “modification” of those ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for their holders. If the Committee determines that those adjustments would constitute a “modification” of those ISOs, it may refrain from making such adjustments.

F.     If there is any proposed winding up, dissolution or liquidation of the Corporation, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

G.     Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Corporation.

H.     No fractional shares shall be issued under the Plan. A Participant will receive cash in lieu of fractional shares.

I.     Upon the happening of any of the foregoing events described in subparagraphs A, B, C or D above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 14 and, subject to paragraph 2, its determination shall be conclusive.

15.     EXERCISE OF OPTIONS

A.     An Option (or any part or installment thereof) shall be exercised by giving written notice to the Corporation at its principal office address, or to such transfer agent as the Corporation shall designate. The notice shall identify the Option being exercised, specify the number of shares as to which such Option is being exercised, and be accompanied by full payment of the purchase price therefor either (a) in Canadian dollars in cash or by certified cheque, (b) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Corporation of a sufficient amount of the proceeds from the sale of the Common Shares acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Corporation, which sale shall be at the Participant’s direction at the time of exercise, or (c) at the discretion of the Committee, by such other method as it deems appropriate, subject to such regulatory approval as may be required. If the Committee exercises its discretion to permit payment of the exercise price of an Option by means of the methods set forth in clauses (b) or (c) above, that discretion shall be exercised in writing at the time of the grant of the Option in question.

B.     The holder of an Option shall not have the rights of a shareholder with respect to the Common Shares subject to Option until the date of issuance of a stock certificate to the Participant for such Common Shares. Except as expressly provided above in paragraph 14 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

16.     CONDITIONS OF EXERCISE

Each Option shall be subject to the requirement that, if at any time the Committee or counsel for the Corporation shall determine, in its reasonable discretion, that the listing, registration or qualification of the Common Shares subject to such Option upon any stock exchange or under any applicable law, or the consent or approval of any governmental body, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of shares thereunder, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and counsel for the Corporation.

17.     TERM & AMENDMENT OF THE PLAN

The Board may terminate or amend the Plan in any respect at any time, in accordance with applicable legislation and subject to regulatory approval, if any is required, except that the approval of shareholders is required: (a) to approve the amendment to any material term of an Option, including, without limit, any change to the price of an Option, or (b) to approve the adoption of any option exchange scheme involving Options, or (c) if such approval is required by applicable law or the rules or policies of any stock exchange or inter-dealer quotation system on which the Common Shares are then listed, or (d) if such approval is required for Option awards to qualify for favorable treatment under Sections 162(m) or 422 of the Code, or any successor provisions. No action of the Committee, Board or shareholders shall alter or impair the rights of a Participant, without the consent of that Participant, under any Option previously granted to him.

18.     CONVERSION OF ISOs INTO NQOs

The Committee, at the written request of any Participant, may, in its discretion and subject to such regulatory approval as may be required, take such actions as may be necessary to convert that Participant’s ISOs that have not been exercised on the date of conversion into NQOs at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Corporation or a Subsidiary at the time of such conversion. Such actions may include, but are not limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISO. At the time of conversion, the Committee (with the consent of the Participant) may impose such conditions on the exercise of the resulting NQOs as the Committee in its discretion may determine, on the condition that those conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have ISOs converted into NQOs, and no conversion shall occur until and unless the Committee takes appropriate action.

19.    APPLICATION OF FUNDS

The proceeds received by the Corporation from the sale of Common Shares pursuant to Options granted under the Plan shall be used for general corporate purposes.

20.     GOVERNMENTAL REGULATION

A.     The Corporation’s obligations to sell and deliver Common Shares under this Plan are subject to the approval of any governmental or regulatory authority required in connection with the authorization, issuance or sale of such shares.

B.     Government regulations may impose reporting or other obligations on the Corporation with respect to the Plan. For example, the Corporation may be required to send tax information statements to employees and former employees that exercise Options, and the Corporation may be required to file tax information returns reporting the income received by participants in connection with the Plan.

21.     WITHHOLDING OF ADDITIONAL INCOME TAXES

Upon the exercise of an Option, the making of a Disqualifying Disposition (as defined in paragraph 22) or the vesting or transfer of restricted Common Shares acquired on the exercise of an Option, or the making of a distribution or other payment with respect to such Common Shares, the Corporation may withhold taxes in respect of amounts that constitute compensation included in gross income. The Committee in its discretion may condition (a) the exercise of an Option or (b) the vesting of restricted Common Shares acquired by exercising an Option, on the Participant’s making satisfactory arrangement for withholding. Such arrangement may include payment by the Participant in cash or by cheque (certified in its discretion) of the amount of the withholding taxes or, at the discretion of the Committee, by the Participant’s delivery of previously held Common Shares or the withholding of Common Shares otherwise deliverable upon exercise of an Option having an aggregate fair market value equal to the amount of such withholding taxes.

22.    DISQUALIFYING DISPOSITION BY PARTICIPANT

By accepting an ISO granted under the Plan, each Participant agrees to notify the Corporation in writing immediately after the Participant makes a disqualifying disposition of any Common Shares received pursuant to the exercise of an ISO (a “Disqualifying Disposition”). Disqualifying Disposition means any disposition (including any sale) of such stock on or before the later of (a) two years from the date the employee was granted the ISO under which he acquired such stock, or (b) one year after the employee acquired such stock by exercising such ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition will thereafter occur.

23.    GOVERNING LAW

The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the Province of Ontario, Canada.

ANNEX 2

ALIGNMENT WITH TSX CORPORATE GOVERNANCE GUIDELINES

The table below sets out the TSX guidelines (which are substantially similar in nature to the reforms in the United States) with a brief description of the alignment of the Corporation’s practices with those guidelines.

	TSX Corporate Governance Guidelines	Alignment Status	Comment

1.	Board should explicitly assume	Yes	The Board has assumed these stewardship
	responsibility for stewardship of the		responsibilities as evidenced in its written
	corporation, and adopt a formal mandate		mandate which can be accessed from the following
	setting out the Board's stewardship		website at
	responsibilities and assume responsibility		http://www.cognos.com/company/governance/mandates.html.
for the following matters:

	(a) adoption of a strategic planning process;	Yes	The Board meets independently and with management
annually to specifically discuss strategic
planning, product and business plans, and risks and
opportunities. Updates are presented at Board
meetings.

	(b) identification of principal risks of the	Yes	Principal business risks are assessed by the Board
	Corporation's business and ensuring the		at the annual strategic planning session and
	implementation of appropriate systems to		updated regularly by senior management as part of
	manage these risks;		the Board's Standing Agenda in compliance with
various legal and financial requirements and
management's assessment of those risks. In
addition, the Corporation has specifically
addressed key financial risks by adopting and
implementing written policies. The Audit Committee
assists the Board with the review of the risk
management program.

	(c) succession planning, including	Yes	This responsibility is assigned to the Human
	appointing, training, and monitoring of		Resources & Compensation Committee. This Committee
	senior management;		reviews with members of senior management the
composition of their organization and the
individuals identified as potential successors for
their respective roles and positions. Management
has in place a process to identify and review the
progress of potential successors at the upper
management levels. The CEO reports on these matters
to the Committee and the Board. In particular a
succession plan for the CEO is in place and is
reviewed at least annually by the Committee and the
Board as a whole.

	(d) a communications policy for the	Yes	The Board's mandate includes responsibility for
	Corporation; and		effective communication with shareholders, and the
Corporation has adopted a Disclosure Policy to
ensure that continuous and timely disclosure
obligations are met and to prevent the occurrence
of selective disclosure. Communications with the
Corporation's stakeholders is done by various
means, including news releases, the general media,
participation in analyst-hosted conferences, the
corporate internet site (www.cognos.com), mailings,
and regular staff meetings. Quarterly and annual
earnings releases are approved by the Audit
Committee and Board and are followed by a webcast
analyst conference call which is archived on the
Corporation's investor relations web site and
accessible by all shareholders. Other media
releases and communications are coordinated by the
Public Relations and Corporate Relations
departments and the Corporate Human Resources
department.

	TSX Corporate Governance Guidelines	Alignment Status	Comment

	(e) integrity of the Corporation's internal control and management information systems.	Yes	The Audit Committee has the responsibility to oversee the design and to review the adequacy of the internal controls and management information systems. These matters are reviewed and discussed with the Chief Financial Officer on a regular basis and with the external auditors, with whom the Committee has established a direct relationship. A comprehensive review of the Corporation's internal control systems was carried out during fiscal year 2003 by an accounting firm that is not the Corporation's auditor. The Committee reports to the Board with respect to such controls and systems.

2.	Majority of directors should be "unrelated".(1)	Yes	The slate of nominees proposed for election to the Board is comprised of nine (9) directors, seven (7) of whom are unrelated and independent. The slate of directors has been approved and recommended to the Board by the Corporate Governance & Nominating Committee. See also "Certain Relationships and Other Transactions".

3.	Disclose for each director whether he or she is related and how that conclusion was reached.	Yes	The table at "Election of Directors" sets out the principal occupation or employment of each proposed director. In making the determination as to whether a proposed director is related, the factual circumstances of each proposed director are considered in the context of many factors, including the nature and extent of any interest, business or other relationship which that proposed directors has, which could, or could be reasonably perceived to materially interfere with the ability to act with a view to the best interests of the Corporation. (2)

4.	Board to appoint a committee composed exclusively of non-management directors, a majority of whom are unrelated, responsible for nominations to the Board and assessment of directors on an ongoing basis.	Yes	This responsibility is assigned to the Corporate Governance & Nominating Committee. No director who is also an officer or employee of the Corporation may be a member of this Committee. Each member must be unrelated. This Committee is currently composed of all unrelated directors.

5.	Implement a process to assess effectiveness of board, committees, and directors.	Yes	It is the responsibility of the Corporate Governance & Nominating Committee to establish procedures for effective Board meetings and to assess and provide recommendations on an annual basis to the Board on the effectiveness of the Committees and consider the contributions of the directors. A Standing Agenda for the Board has been established which enables the Board to annually address and discuss all matters within its purview. Although the board has previously engaged in self-assessment regarding its effectiveness, it has begun a process to consider what, if any further assessment tools are required, including using a third party as a facilitator for assessment.

	TSX Corporate Governance Guidelines	Alignment Status	Comment

6.	Provide orientation and education programs for new directors.	Yes	The Corporate Governance & Nominating Committee is responsible for identifying and recommending new candidates to the Board ensuring that adequate orientation regarding the operation of the Corporation and the Board is provided to new and current members. All new directors receive a complete orientation program, consisting of presentations and briefings by the Board Chair and senior management on the business and operations of the Corporation. In addition to being offered the opportunity to attend relevant courses sponsored by recognized institutions, Board members also receive presentations and are invited to attend corporate events to educate and keep the Board informed of changes in the Corporation and the legal, regulatory and business framework within which it operates. The foregoing are provided at the Corporation's expense. See also “Corporate Governance”

7.	Consider board size and composition, with view to improving effective decision-making.	Yes	The Board is currently comprised of eight directors and will be comprised of nine (9) directors after the Meeting. The Corporate Governance & Nominating Committee makes recommendations with respect to board size and composition. The Board believes that the current size of the Board is large enough to promote a diversity of views and to staff the various Committees, without being so large as to detract from the Board's efficiency and effectiveness. The Board also believes that its composition reflects diverse backgrounds and skills appropriate to the nature of the Corporations' business.

8.	A Board should review the adequacy and form of director compensation, with such compensation realistically reflecting the responsibilities and risks of being an effective director.	Yes	The Human Resources and Compensation Committee is currently comprised of three non-management, and unrelated/independent, directors. The Board has appointed this committee to review and make recommendations with respect to the remuneration of directors in light of time commitment, fees paid by comparable companies, and responsibilities involved. See "Compensation of Directors". Senior management compensation and succession planning also fall within the responsibilities of this committee. See "Human Resources & Compensation Committee Report on Executive Compensation".

9.	Board committees should generally be composed of outside (non-management) directors, a majority of whom should be unrelated, although some board committees, such as an executive committee, may include one or more inside directors.	Yes	The mandates for the Board committees require that the committees be composed entirely of unrelated, outside directors. Each of the Board's committees are currently so composed.

	TSX Corporate Governance Guidelines	Alignment Status	Comment

10.	Appoint committee responsible for corporate governance issues.	Yes	This responsibility is assigned to the Corporate Governance & Nominating Committee. This Committee was established in 1998 with a written mandate which was revised in May 2003 and again updated most recently during the current fiscal year. This committee reviews and recommends changes to the mandates and composition of the Board's committees. In doing so, this committee monitors and ensures compliance with any rules, regulations or guidelines promulgated by regulatory authorities relating to corporate governance.

11.	The Board, together with the CEO, should:

	(a) develop position descriptions for board and CEO, including the definition of the limits to management's responsibilities; and	Yes	The role and responsibilities of the Board and Chief Executive Officer are contained in the Board Mandate. The Board retains all powers not specifically delegated by the Board to management or to Board Committees. The CEO has been delegated the authority to manage and supervise the day-to-day operations of the Corporation's business.

	(b) approve corporate objectives which the CEO is responsible for meeting.	Yes	The Chief Executive Officer's current year objectives and performance against prior years' objectives are determined annually. See "Human Resources & Compensation Committee Report on Executive Compensation - Chief Executive Officer Compensation". The Human Resources & Compensation Committee is responsible for establishing, monitoring and reviewing, at least annually, performance guidelines for the CEO and to assist the Board in assessing and evaluating the CEO's performance.

12.	Establish procedures to enable board to function independently of management.	Yes	The Board mandate requires that there be a separation in the positions of Chairperson of the Board and Chief Executive Officer, and these positions are currently held by different persons. The Board meets without the presence of management at each Board meeting. The Board, and its committees, may retain and meet with external advisors and consultants, as required, subject to the approval of the Chairperson of the Board. The Board mandate further establishes the position of Lead Director which is filled in the event that the Board Chair is not an unrelated director.

	TSX Corporate Governance Guidelines	Alignment Status	Comment

13.	(a) All audit committee members should be outside (non-management)/unrelated directors.	Yes	The Audit Committee Mandate requires that all members of the Audit Committee be outside directors. The Audit Committee is currently comprised of three directors, all of whom are independent and unrelated.
	All members of the audit committee should be financially literate and at least one member should have accounting or related financial experience.		The Audit Committee Mandate requires that all members of the Committee be financially literate and that at least one member have a professional accounting certification (or equivalent). The Board has determined that the financial literacy and accounting or related financial experience of all the members of this committee are best measured against the definition of "financial expert" contained in the final rules issued by the United States Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. In addition, the Board has determined that all members of the Audit Committee must have, (and all current members do have), relevant accounting or financial management experience so as to read and understand fundamental financial statements. Two of its current members have been determined to be financial experts.

(b) Roles and responsibilities of the audit committee should be specifically defined so as to provide:
    •    appropriate guidance to the audit
          committee as to their duties; and

    •    for its oversight of management reporting
	on internal controls	Yes	The Audit Committee mandate sets out its responsibilities with respect to each of these areas. See "Corporate Governance - Audit Committee" and also "AUDIT COMMITTEE REPORT". The adequacy of this mandate is reviewed and reassessed annually.

	(c) Have direct communication with internal and external auditors.	Yes	In prior years the Audit Committee has met with the Corporation's auditors without members of management present as required, but not less than annually. Beginning in fiscal 2003, the Audit Committee assumed direct responsibility for the Corporation's relationship with the external auditor, and provided the opportunity to meet with the Committee without management present.

14.	Implement systems to enable individual directors to engage outside advisors at Corporation's expense.	Yes	The Board and its Committees may engage such outside advisors at the expense of the Corporation as necessary to carry out its duties.

(1)	Under the TSX guidelines, the term “unrelated director” means a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests arising from shareholding. An “outside director” is a director who is not an officer (other than Board Chair) or employee of the Corporation or any of its affiliates. To be considered “independent” the Board must determine that a director does not have any direct or indirect material relationship with the Corporation. This determination has been made by reference to the Nasdaq rules.

(2)	See “Certain Relationships and Other Transactions” for a discussion of the factual circumstances relating to certain proposed directors.